                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form SB-2

                                 Amendment No. 1
                                 ---------------

                             Registration Statement
                                      Under
                           The Securities Act of 1933

                        Digital Descriptor Systems, Inc.
                 (Name of small business issuer in its charter)

         Delaware                                           7373                               23-2770048
         --------                                                                              ----------
 (State or other jurisdiction of                (Primary Standard Industrial                (I.R.S. Employer
 incorporation or organization)                  Classification Code Number)               Identification No.)

446 Lincoln Highway, Fairless Hills, PA                                 19030
--------------------------------------------------------------------------------
(Address of principal executive offices)                              (Zip code)


         Registrant's Address and Telephone number, including area code:

                              Michael J. Pellegrino
                      President and Chief Operating Officer
                               446 Lincoln Highway
                            Fairless Hills, PA 19030
                                 (267) 580-1075

            (Name, address and telephone number of Agent for Service)

                          Copies of communications to:

                              Owen Naccarato, Esq.
                             Naccarato & Associates
                           19600 Fairchild, Suite 260
                            Irvine, California 92612
                                 (949) 851-9261

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

Calculation of registration fee

-------------------------------------------------------------------------------------------------------------------
Title of each class of      Amount to be    Proposed       Proposed       Exercise     Proceeds to    Amount of
securities to be            registered      maximum        maximum        price per    the Company    registration
registered                                  offering       aggregate      share (1)                   fee
                                            price per      offering
                                            share (1)      price
-------------------------------------------------------------------------------------------------------------------
Common  Shares, par value
$.001 underlying secured   80,000,000 (2)     $.02         $1,600,000                                 $147.20
convertible debenture       1,820,634 (3)     $.02         $   36,413                                 $  3.35
-------------------------------------------------------------------------------------------------------------------
Shares underlying           4,800,000 (4)                                 $.02         $96,000        $  8.83
warrants                      111,000 (5)                                 $.02         $ 2,220        $   .20
-------------------------------------------------------------------------------------------------------------------
Restricted Common Shares   10,253,207 (6)     $.03         $ 228,064                                  $ 20.98
par value $.001
-------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------
Total Registration Fee     96,984,841                                                                 $180.57 (7)

-------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of determining the registration fee

(2) Common stock issuable upon conversion of an aggregate of $500,000 in convertible debentures issued in connection with a December 31, 2001 financing to various investors, plus $300,000 in convertible debentures to be issued within the fifth trading day following the effective date of this registration statement.

(3) Common stock issuable upon conversion of a $40,000 convertible note issued in May, 2001.
(4) Common stock issuable upon the conversion of warrants issued in connection with the December 31, 2001 financing.
(5) Common stock issuable upon the conversion of warrants issued in connection with the May, 2001 convertible note.
(6) Restricted Common stock issued with registration rights.

(7)  Previously paid with original filing on 2/13/02 file # 333-82662

                              ---------------------

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effectiveness date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.





The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
February 13, 2002


                        Digital Descriptor Systems, Inc.

                        96,984,841 Shares of Common Stock


o The 96,984,841 shares of Common Stock offered by this Prospectus are being offered for resale by the stockholders listed in the section of this Prospectus called "Selling Security Holders".

o   Our Common Stock is traded on the OTC Bulletin Board under the symbol
    "DDSI.OB".

o April 25, 2002 the closing bid price of our Common Stock on the OTC Bulletin Board was $0.01.

o Investors should not purchase these shares unless they can afford to lose their entire investment.

--------------------------------------------------------------------------------
This investment involves a high degree of risk. See the "Risk Factors" beginning on page 9 of this Prospectus.
--------------------------------------------------------------------------------


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                Table of Contents

-------------------------------------------------------------------------------------------------------------------
                                             Section Title                                               Page No.
-------------------------------------------------------------------------------------------------------------------
Summary of Information in the Prospectus                                                                  5
-------------------------------------------------------------------------------------------------------------------

Risk Factors                                                                                              6
-------------------------------------------------------------------------------------------------------------------
Dividend Policy                                                                                          10
-------------------------------------------------------------------------------------------------------------------
Dilution                                                                                                 12
-------------------------------------------------------------------------------------------------------------------
Use of Proceeds                                                                                          12
-------------------------------------------------------------------------------------------------------------------
Price Range of Common Stock                                                                              13
-------------------------------------------------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of Operations                    15
-------------------------------------------------------------------------------------------------------------------
Our Business                                                                                             20
-------------------------------------------------------------------------------------------------------------------
Management                                                                                               28
-------------------------------------------------------------------------------------------------------------------
Executive Compensation                                                                                   29
-------------------------------------------------------------------------------------------------------------------
Certain Relationships and Related Transactions                                                           32
-------------------------------------------------------------------------------------------------------------------
Security Ownership of Certain Beneficial Owners and Management                                           32
-------------------------------------------------------------------------------------------------------------------
Description of Securities                                                                                34
-------------------------------------------------------------------------------------------------------------------
Selling Stockholders                                                                                     38
-------------------------------------------------------------------------------------------------------------------
Plan of Distribution                                                                                     40
-------------------------------------------------------------------------------------------------------------------
Legal Proceedings                                                                                        41
-------------------------------------------------------------------------------------------------------------------
Experts                                                                                                  42
-------------------------------------------------------------------------------------------------------------------
Legal Matters                                                                                            42
-------------------------------------------------------------------------------------------------------------------
Other Available Information                                                                              42
-------------------------------------------------------------------------------------------------------------------
Financial Statements                                                                                     43
-------------------------------------------------------------------------------------------------------------------
Indemnification                                                                                          44
-------------------------------------------------------------------------------------------------------------------


                               Prospectus Summary

This summary contains all material terms of the prospectus. To understand this offering fully, you should read the entire document carefully. Please pay particular attention to the section entitled "Risk Factors" and the section entitled "Financial Statements".

Unless otherwise indicated, this Prospectus assumes that any of our outstanding options or warrants have not been exercised into shares of our Common Stock.

                        Digital Descriptor Systems, Inc.

Digital Descriptor Systems, Inc.("DDSI"), located at 446 Lincoln Highway, Fairless Hills, PA,19030, phone number (267) 580-1075, was originally formed as Compu-Color, Inc., in 1989 and was incorporated in Delaware in 1994.

DDSI develops, assembles and markets computer installations, consisting of hardware and software, which capture video and scanned images, digitize the image, link the digitized images to text and store the image and text on a computer database which allows for transmitting the image and text by computer or over telephone transmission lines to remote locations.

Technological innovations

Imaging technology enables computers to record, store and retrieve both textual information and visual images. DDSI's software programs utilize technology to link textual information with images so that customers can record and retrieve related text and images. DDSI's software also addresses different information retrieval needs such as reproducing line ups and producing housing badges (jails), bar coded wristbands for identification which facilitates movement within jails and courts and storing and retrieving hand written and computer generated document images within arrest records. (see "Our Business" page 20).

Products

The principal product of DDSI is the Compu-Capture(R) Law Enforcement Program, which is marketed to law enforcement agencies and jail facilities. The program captures a video or scanned image (mug shot) of a subject that is stored by computer application along with the booking record, physical description and other pertinent information about the subject. (see "Our Business" page 20).

DDSI also markets its Fingerprint Matching System (FMS) and its Identify On Demand System to both commercial and criminal justice markets. (see "Our Business" page 22).

The Offering

Securities Offered            96,984,841 Selling Security Holder Shares (see
                              "Selling Shareholders" page 38) of which 10,253,207 shares have previously been issued as restricted stock

Common Stock Outstanding:     Prior to the Offering   55,865,578     Shares as of May 1, 2002
                              After the Offering      142,597,212    Shares

Offering Price                The selling shareholders can sell the shares at
                              any price.

Use of Proceeds               This prospectus relates to shares of our common
                              stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares by the selling shareholders. However, we will receive proceeds upon the exercise of any warrants that may be exercised by the selling shareholders.
                              These funds will be used for ongoing operations.

Market for our Common Stock:  Our Common Stock trades on the Over-the Counter
                              Bulletin Board, also called OTCBB, under the trading symbol "DDSI.OB". The market for our Common Stock is highly volatile. We can provide no assurance that there will be a market in the future for our Common Stock.

                                  Risk Factors

An investment in shares of DDSI's Common Stock involves a high degree of risk. You should carefully consider the following information about these material risks, together with the other information contained in this prospectus, before you decide to buy DDSI's common stock. If any of the following risks actually occur, DDSI's business would likely suffer. In these circumstances, the market price of DDSI's common stock could decline, and you may lose all or part of your investment.

Risks Relating to our Business:

DDSI has sustained continuing losses making it a risky investment.

DDSI has a history of losses from operations and does not anticipate realizing a profit during the next fiscal year, therefore investment in DDSI is at a risk of being lost. Our financial statements highlight that we have a working capital deficiency of $791,543 at December 31,2001, plus recurring losses from operations which raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this activity.

DDSI incurred a loss for the year ending December 31, 2001 of $2,982,510 and a loss of $2,030,052 in the year ending December 31, 2000. DDSI does not anticipate realizing a profit during the next fiscal year.

In addition, any one of the following factors may affect the future profitability of our business:

     o The inability to develop new products to sell to the current customer base
     o Failure to establish new outlets for sales of the current solutions and products.
     o Rejection of its modified criminal justice software solutions by the commercial market.

DDSI may not be able to obtain sufficient capital to fund our operations and, as a result, we may have to cut back or discontinue operations or limit our business strategies.

Future financing may be difficult to obtain due to such factors as our history of unfavorable operating results, and increased stockholder dilution. If adequate funds are not available, we may be required to cut back on one or more of our production locations, sales, marketing or distribution programs or plans to reduce operating expenses, or attempt to obtain funds through strategic alliances that may require us to relinquish rights to our technologies or products, and further dilute our shareholders.

Our need for future capital requirements will depend on many factors, including:

         o the future of our product sales, marketing and distribution efforts;

         o cost increases in the progress of filing for and obtaining regulatory approvals;

         o any market rejection of our products;

         o any increase in the levels of administrative and legal expenses

On the other hand, if debt financing is available, it may have several negative effects on our future operations, including:

         o a portion of our cash flow from operations will be dedicated to payment of principal and interest and this would reduce the funds available for operations and capital expenditures;

         o increased debt burdens will substantially increase our vulnerability to adverse changes in general economic and competitive conditions; and

         o we may be subject to restrictive debt covenants and other conditions in our debt instruments that may limit our capital expenditures, limit our expansion or future acquisitions, and restrict our ability to pursue our business strategies.

DDSI's ability to produce revenue is dependent on its ability to attract new customers, and it's inability to do so would result in DDSI trimming or shifting down operations.

Once a customer has purchased a system from DDSI, any future revenue from that customer will consist primarily of maintenance fees and upgrades to the system unless the customer expands the system or DDSI develops new products for the system. Thus DDSI's ability to produce revenue is dependent on the following:

         o its ability to attract new customers
         o its ability to develop new products and upgrade of existing products to reflect current technology
         o its ability to price products competitively.

The majority of DDSI's revenues are generated from one time sales to different clients of its software product. These sales accounted for 59% of the business in 2001. If DDSI is unable to attract new customers, it would therefore suffer a significant decrease in revenue resulting in a cut back or shut down of operations.

The remaining revenue consists of contract sales in DDSI's maintenance and services areas. Though these are recurring revenues, they are not enough to sustain operations.

Purchases of DDSI's products can be delayed due to political and budgetary processes within Law enforcement jurisdictions, which can hamper DDSI's ability to operate.

Law enforcement jurisdictions are subject to political, fiscal and budgetary constraints and purchases of DDSI's products may be delayed substantially due to these political and budgetary processes. The nature of the public sector market and the government procurement process often result in an irregular and unpredictable revenue stream for DDSI. This irregular and unpredictable revenue stream makes it difficult for the business to operate smoothly.

Satisfying public contract requirements can preclude sales, which may limit DDSI's ability to succeed.

DDSI's Compu-Capture(R) product is being marketed primarily to law enforcement agencies. As public agencies, these prospective purchasers are subject to public contract requirements that vary from one jurisdiction to another. Some public contract requirements may be onerous or even impossible for DDSI to satisfy, such as large bonding requirements, and DDSI may be precluded from making sales in these jurisdictions. In addition, public contracts frequently are awarded only after a formal competitive bidding process. This process is usually a long drawn out process.

The Compu-Scan 3000 may never achieve FBI certification, which could limit our success.

Under federal regulation, law enforcement agencies in the United States may only utilize fingerprint systems that have passed an extensive FBI certification process. As a result any contactless and inkless fingerprint system developed by DDSI must pass the FBI certification process before it can be distributed to law enforcement agencies in the United States.

Each time DDSI has submitted the Compu-Scan for certification, the FBI has requested additional information. This has resulted in DDSI's decision to investigate a redesign of the Compu-Scan 3000. There are no assurances by the Company that the FBI will certify this latest technology and device should DDSI submit a redesign.

During December 2001, the Company revised its anticipated certification date for its Compu-Scan 3000 product indefinitely after its submission was not accepted by the FBI. Additionally, there are no assurances that the FBI will ever certify the technology. As such, and since the Company is unable to forecast any revenues from the product, the Company wrote off the remaining investment in Software Development of $298,714 in the fourth quarter of 2001.

DDSI may not be able to raise sufficient funding to complete the Compu-Scan 3000 project, resulting in terminating the project which would have a negative affect on future operations of the company, thus putting the investors at risk

If DDSI is unable to raise sufficient funding to complete the Compu-Scan 3000 project, the Company will either continue with the original design of the fingerprint slap. However, the Company has recently put a substantial amount of funds into the project that could have been used to develop revenues in other areas.

The pledge of substantially all of DDSI's assets could hinder the raising of funds which would eventually result in the discontinuation of operations

Presently all of our assets have been pledged which could affect our operations by precluding us from obtaining additional financing. The inability to gain access to secured funding in the future could result in the abandonment of projects, curtailment of operations and eventually the discontinuation of operations.

If DDSI defaults in one of the conditions to the debenture agreement, at the note holder's option, the full principal amount of the debenture(s) together with interest and other amounts owed may become immediately due and payable in cash. If this event were to occur, it would probably result in the shut down of DDSI's operations.

         DDSI would be in default if any one of the following occurs:
         (i)    failure in making a payment of the principal and interest;
         (ii)   files for bankruptcy or insolvency
         (iii)  defaults in any of its other debt obligations;
         (iv) DDSI's Common Stock shall not be eligible for quotation and trading on the OTC Bulletin Board;
         (v) DDSI sells or disposes all or in excess of 33% of its assets in one or more transactions;
         (vi) if the effectiveness of the Underlying Shares Registration Statement lapses;

         (vii) the Company shall fail to deliver certificates to a Holder within three days of conversion request.

We are presently in compliance with all conditions of the debenture agreement and anticipate that we will stay in compliance with the conditions while this prospectus is in use.

We have a "Going-Concern Qualification" in our independent auditors financial statement report at December 31, 2001, which may make capital raising more difficult and may require us to scale back or cease operations, putting an investors funds at risk.

The report of our auditors includes a going concern qualification which indicates an absence of obvious or reasonably assured sources of future funding that will be required by us to maintain ongoing operations. To date we have funded DDSI through equity investments and issues of debt. There is no guarantee that DDSI will be able to attract additional equity and/or debt investors. If we are unable to obtain additional funding, we may not be able to continue operations. Additionally, we have a net worth deficit as of December 31, 2001. This deficit indicates that we will be unable to meet our future obligations unless additional funding sources are obtained.

DDSI's operating expenses for the year ended December 31, 2001 ran approximately $2,681,080 with cash outflows of approximately $174,615 a month. A temporary cut back in operations would lower the expenses dramatically, however, cash outflow would still remain approximately $52,000 to $60,000 a month. Absent a plan to obtain the necessary funds to maintain DDSI during a temporary shutdown, DDSI would have to terminate all operations.

DDSI plans to raise additional funding by looking for alternative financing solutions for its long term needs and new development projects. If DDSI is unable to obtain alternative financing solutions, it may depend on private placement or convertible notes.

Risks Relating to our Stock:

The issuance of these shares will result in dilution.

There are a large number of shares underlying our convertible notes and warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock and may cause substantial dilution to our existing stockholders.

As of May 1, 2002, we had 55,865,578 shares of common stock issued and outstanding, notes outstanding that are convertible into 22,000,000 shares of common stock at current market prices, and outstanding warrants to purchase 400,000 shares of common stock plus included in the current financing, notes convertible into 40,000,000 shares of common stock and warrants to purchase 2,400,000 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible notes and debentures may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the notes and debentures and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock. The issuance of shares upon conversion of the convertible notes and debentures and exercise of outstanding warrants will also cause immediate and substantial dilution to our existing stockholders and may make it difficult to obtain additional capital.

The following gives examples of the number of shares that would be issued if all the debentures in this offering were converted at one time at prices representing 70%, 50%, and 25% of the current market price (assuming a market price of $0.02):

     o 70% of current stock price:

       DDSI's stock converted at 70% of current stock price would result in a debenture conversion rate of $.014 cents. To convert the $800,000 of convertible debentures would require 57,142,857 shares of DDSI's common stock, or 103% of DDSI's current outstanding shares.

     o 50% of current stock price:

       DDSI's stock converted at 50% of current stock price would result in a debenture conversion rate of $.01 cents. To convert the $800,000 of convertible debentures would require 80,000,000 shares of DDSI's common stock, or 143% of DDSI's current outstanding shares.

     o 25% of current stock price

       DDSI's stock converted at 25% of current stock price would result in a debenture conversion rate of $.005 cents. To convert the $800,000 of convertible debentures would require 160,000,000 shares of DDSI's common stock, or 286% of DDSI's current outstanding shares.

       Since this offering is requesting 80,000,000 shares for the conversion of the debentures, a drop in stock price of greater than 50% would require DDSI to register more shares to provide for the conversion of these convertible debentures.

DDSI's overhang affect of the selling shareholders resale of their securities on the market could result in lower stock prices when converted

Overhang can translate into a potential decrease in DDSI's market price per share. The common stock underlying unconverted debentures represents overhang. These debentures are converted into common stock at a discount to the market price providing the debenture holder the ability to sell his or her stock at or below market and still make a profit. If the share volume cannot absorb the discounted shares, DDSI's market price per share will likely decrease. As the market price decreases, each subsequent conversion will require a larger quantity of shares.

Currently DDSI has reserved 200% of the estimated maximum number of shares of common stock which would be issuable upon conversion in full of the debentures and warrants in the current financing, amounting to 84,800,000 shares of authorized and unissued common stock. These reserve amounts are our good faith estimate of the number of shares that we believe we need to reserve. We can provide no assurance as to how many shares we will ultimately need to issue upon the conversion of the debentures. If we are required to issue additional shares, we will be required to file an additional registration statement for those shares.

Short selling common stock by warrant and debenture holders may drive down the market price of our stock.

Warrant and debenture holders may sell shares of DDSI's common stock on the market before exercising the warrant or converting the debenture. The stock is usually offered at or below market since the warrant and debenture holders receive stock at a discount to market. Once the sale is completed the holders exercise or convert a like dollar amount of shares. If the stock sale lowered the market price, upon exercise or conversion, the holders would receive a greater number of shares then they would have absent the short sale. This pattern may result in the spiraling down of our stock's market price.

DDSI's absence of dividends or the ability to pay them places a limitation on any investors return.

DDSI anticipates that for the foreseeable future, earnings will be retained for the development of its business. Accordingly, DDSI does not anticipate paying dividends on the Common Stock in the foreseeable future. The payment of future dividends will be at the sole discretion of DDSI's Board of Directors and will depend on the Company's general business condition.

DDSI's common stock is subject to the "Penny Stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Our shares of Common Stock are "penny stocks" as defined in the Exchange Act, which are traded in the over-the-counter market on the OTC Bulletin Board. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the Common Stock being registered hereby. In addition, the "penny stock" rules adopted by the Commission under the Exchange Act subject the sale of the shares of the Common Stock to certain regulations which impose sales practice requirements on broker-dealers. For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Included in this document are the following:

     o The bid and offer price quotes for the penny stock, and the number of shares to which the quoted prices apply.
     o The brokerage firm's compensation for the trade.
     o The compensation received by the brokerages firm's salesperson for the trade.

In addition, the brokerage firm must send the investor:

     o Monthly account statement that gives an estimate of the value of each penny stock in your account.
     o A written statement of your financial situation and investment goals.

Legal remedies which may be available to you are as follows:

     o If penny stocks are sold to you in violation of your rights listed above, or other federal or state securities laws, you may be able to cancel your purchase and get your money back.
     o If the stocks are sold in a fraudulent manner, you may be able to sue the persons and firms that caused the fraud for damages.
     o If you have signed an arbitration agreement, however, you may have to pursue your claim through arbitration.

If the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer's account by obtaining information concerning the customer's financial situation, investment experience and investment objectives. The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Commission's rules may limit the number of potential purchasers of the shares of the Common Stock.

Resale restrictions on transferring "penny stocks" are sometimes imposed by some states, which may make transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Various state securities laws impose restrictions on transferring "penny stocks" and as a result, investors in the Common Stock may have their ability to sell their shares of the Common Stock impaired. For example, the Utah Securities Commission prohibits brokers from soliciting buyers for "penny stocks", which makes selling them more difficult.

Information about forward-looking statements

This Prospectus contains certain forward-looking statements, which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, this prospectus also contains forward-looking statements about our future. Forward-looking statements include statements about our:

Plans, Objectives, Goals, Strategies, Expectations for the future, Future performance and events, Underlying assumptions for all of the above and Other statements which are not statements of historical facts.

These forward-looking statements involve risks and uncertainties, which could cause our actual results to materially differ from our forward-looking statements. We make these forward-looking statements based on our analysis of internal and external historical trends, but there can be no assurance that we will achieve the results set forth in these forward-looking statements. Our forward-looking statements are expressed in good faith and we believe that there is a reasonable basis for us to make them.

In addition to other factors discussed in this prospectus, the following are important factors that could cause our actual results to materially differ from our forward-looking statements:

- Our ability to respond to changes in the marketplace
- Competitive factors
- The availability of financing on terms and conditions acceptable to us
- The availability of personnel with the appropriate technical skills

We have no obligation to update or revise these forward-looking statements to reflect future events.

Dilution

DDSI's net tangible deficit before taking this offering into consideration at December 31, 2001 was ($1,557,138) or ($0.03) per share of Common Stock. The "net tangible book value deficit" represents the amount of the total tangible assets less the total liabilities of DDSI as of December 31, 2001. Our net tangible book value (deficit) per share represents the net tangible book value (deficit) of DDSI divided by the total number of shares of Common Stock outstanding as of December 31, 2001. The holders of such shares of common stock are referred below as the "Existing Stockholders."

Without taking into consideration any change in the net tangible book value (deficit) of DDSI after December 31, 2001 and assuming subscriptions are received and accepted for the maximum number of shares of Common Stock offered (80,000,000 shares), our adjusted net tangible book value as determined after the receipt of net proceeds from such maximum offering amount, totaling $1,666,284 will be $0.00 per share of common stock. This represents an immediate increase in our net tangible book value of $0.03 per share of Common Stock to the Existing Stockholders, and an immediate dilution of $0.03 per share to the investors purchasing shares of common stock in this offering (the "New Stockholders"). The following table illustrates this per share dilution at December 31, 2001:

Offering Price per share of Common Stock ............................... $0.02

Adjusted net tangible book value (deficit) per share of
Common Stock at December 31, 2001
Before this Offering....................................................($0.03)

Increase attributable to the Offering................................... $0.03

Adjusted net tangible book value (deficit)
per share of Common Stock
After this Offering..................................................... $0.00

Dilution in adjusted net tangible book
value per share of Common Stock
to New Stockholders..................................................... $0.03

In addition, further dilution could occur in the future due to any contracts we may enter into with third party entities for consulting or other services. Should any additional Common Stock shares be issued for consulting or other services, you may, after the close of this Offering, continue to experience additional dilution to your investment in DDSI. The dilution amount may also increase if less than a maximum offering results, as any number of shares sold will increase the pro forma book value per share.

Use of proceeds

DDSI will not receive any of the proceeds from the sale of the shares of Common Stock offered by the selling stockholders under this prospectus. If all warrants, being registered, to purchase the shares of common stock offered for resale in this offering were exercised, DDSI would receive aggregate gross proceeds of approximately $98,220.

The proceeds, if any, that DDSI receives from the exercise of warrants will be used for working capital in support of the growing business.

The foregoing represents DDSI's current best estimate of our use of the proceeds derived from the exercise of the warrants to purchase the shares of Common Stock offered in this prospectus, if any, based upon our present plans, the state of our business operations and current conditions in the industry in which we operate. DDSI reserves the right to change the use of the proceeds if unanticipated developments in our business, business opportunities, or changes in economic, regulatory or competitive conditions, make shifts in the allocations of proceeds necessary or desirable.

Price Range of Common Stock

DDSI's Common Stock has been quoted on the OTC:BB since July 7, 1997 under the symbol "DDSI". As of November 4, 1999 DDSI's shares traded on the pink sheets; however, the Company returned to trading on the OTC Bulletin Board effective February 23, 2001. The following table set forth, the high and low bid prices for the Common Stock for the quarters indicated. As of December 31, 2001 there were approximately 2,500 shareholders of record. The source of the quotes is AOL Ticker.

                                               Common Stock
                                                Bid Price
                                      -------------------------------
Calendar Year 2000                    Low                       High
------------------
First Quarter                         $0.21                     $0.48
Second Quarter                        $0.25                     $0.39
Third Quarter                         $0.21                     $0.35
Fourth Quarter                        $0.06                     $0.22

Calendar Year 2001                    Low                       High
------------------
First Quarter                         $0.12                     $0.40
Second Quarter                        $0.12                     $0.20
Third Quarter                         $0.06                     $0.19
Fourth Quarter                        $0.03                     $0.28

Calendar Year 2002                    Low                       High
First Quarter                         $0.007                    $0.04

As of May 1, 2002, there were approximately 55,865,578 shares of Common Stock issued and outstanding.

                          Summary Financial Information

The summary historical financial data should be read in conjunction with the financial statements (and notes thereto) of our Company and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.


                                              Year ended December 31
                                            2001                 2000
                                         ------------------------------
Net sales                                $ 1,726,707         $3,026,458
Cost of revenues                             708,703          1,615,286
General and administrative                 1,705,242          1,843,336
Sales and marketing                          454,169            917,381
Research and development                     383,217            536,350
Depreciation                                 138,452            162,330
Other (income) expense, net                  (24,599)           (19,948)
                                         ------------------------------
Net Loss                                 $(2,982,510)       $(2,030,052)
                                         ==============================
Weighted average Common
        Shares outstanding                24,436,773         18,557,547
                                         ==============================

Basic loss per share                     $     (0.12)       $     (0.11)
                                         ==============================

Current Assets                           $ 1,629,792        $ 1,000,415
Total Assets                             $ 1,691,277        $ 1,783,044
Current Liabilities                      $ 2,421,335        $ 1,732,306
Total Liabilities                        $ 2,441,401        $ 1,760,932
Shareholders' equity (deficit)           $  (750,124)       $    22,112

            Management's Discussion and Analysis or Plan of Operation

Plan of Operations

         The short-term objectives of DDSI are the following:

         1. The short-term objective of the Company is to continue to expand the sale and acceptance of its core solutions by offering new and synergistic biometric (a measurable, physical characteristic or personal behavioral trait used to recognize the identity, or verify the claimed identity, of an individual) (i.e. FMS) security products to its installed base in the criminal justice market. The Company's objective is to expand with these, and additional products, into much larger commercial and federal markets.

         DDSI's long-term objectives are as follows:

         1. To seek additional products to sell into its basic business market--Criminal Justice -- so that DDSI can generate sales adequate enough to allow for profits. New products include FMS (Fingerprint Matching System), and Identify on Demand.

         2. Continue pursuing the FBI certification of the Compu-Scan 3000 fingerprint capturing device. This would include redesigning the slap unit of the Compu-Scan to capture a palm print as well as a fingerprint. In addition consideration will be given to the creation of a contactless single digit reader that would not require FBI certification. There is no guarantee that the company will be able to raise sufficient funding to complete this project or that it will ever be able to meet FBI certification

DDSI believes that it will not reach profitability until the year 2003. Over the next twelve months, management is of the opinion that sufficient working capital will be obtained from operations and external financing to meet the Company's liabilities and commitments as they become payable. The Company has in the past successfully relied on private placements of common stock securities, bank debt, loans from private investors and the exercise of common stock warrants in order to sustain operations. A recent financing has been obtained and the underlying shares are being registered in this registration statement (see "Selling shareholders" and "Recent financing" on page 36).

 DDSI is doing the following in its effort to reach profitability:

         o Cut costs in areas that add the least value to DDSI.

         o Derive funds through investigating business alliances with other companies who may wish to license the Compu-Scan device or the FMS SDK (software developers kit).
         o Increase revenues through the introduction of Compu-Capture, specifically towards kindergarden through twelth grades, for the creation of ID cards.

         o Increase revenues through the introduction of a scaled down version of our Compu-Capture product.

Results of Operations

Year Ended December 31, 2001 versus Year Ended December 31, 2000
Revenues for the year ended December 31, 2001 of $1,726,707 decreased by 43% from 2000. The Company generates its revenues through software licenses, hardware, post customer support arrangements and other services. The decrease in the Company's revenue for software and hardware during the period is attributed to a decrease in the sales of the SI-3000 product, which the Company has ceased to actively sell. Maintenance revenues decreased $62,512 or 11% from the year ended December 31, 2000 primarily due to a decrease in the Company's customers entering into such arrangements and the revenue sharing agreement with Itx on maintenance of the SI-3000 product line. Other revenues consist of sales of supplies that the Company makes available to its customers, such as wristbands, ID cards and print packs. More customers ordered such items in the year ended December 31, 2001 versus December 31, 2000, which accounted for the modest increase. Cost of goods decreased $906,583 or 56% due to the decrease in revenues and was reduced to 41% of total revenues from 53% in the same period a year earlier. Both the lower cost of sales and the higher gross margin are attributed to the decrease in sales of the SI-3000.

Operating Costs and expenses decreased $754,439 or 23% during the year ended December 31, 2001 versus the year ended December 31, 2000. The decrease is due primarily to the strict cost containment measures the Company has put in place and the reorganization of the sales department. Non-operating expenses increased $413,604 due to the write-off of capitalized software development costs related to the Compu-Scan device. Other expenses also increased $900,125 due to interest expense in connection with the convertible debentures issued in 2001 and the provision for doubtful note receivable of former officer recorded in 2001.

The net loss for the Company increased 47% for the year ending December 31, 2001 to $2,982,510 from $2,030,052 for the year ending December 31, 2000. This was principally due to the decrease in revenues the period.

Net cash used in operating activities for the years ended December 31, 2001 and 2000 was $1,019,331 and $1,334,167, respectively. The change in cash from operating activities in 2001 versus 2000 of $314,836 was principally due to the increase in the net loss for the year ended December 31, 2001 versus 2000 of $952,451 as well as due to amortization of debt discount of $676,486 for the year ended December 31, 2001, offset by other changes in operating assets and liabilities.

Net cash provided by (used in) investing activities was $(9,888) and $57,348 for the years ended December 31, 2001 and 2000, respectively, reflecting a change of $(67,236). This change is due to lesser purchases of furniture and equipment in the year ended December 31, 2001, and less cash being released from restriction in 2001.

Net cash provided by financing activities was $1,262,004 and $1,304,473 for the years ended December 31, 2001 and 2000, respectively, reflecting a change of $42,469. This decrease was principally due to only $229,000 in net proceeds received from the issuance of the Company's common stock in 2001, versus $1,164,066 received in 2000. The Company received net proceeds of $1,056,000 from the issuance of convertible debentures during the year ended December 31, 2001.

Year Ended December 31, 2000 versus Year Ended December 31, 1999

Revenues for the year ended December 31, 2000, $3,026,458, increased by 6% from 1999. The Company attributes this to the fact that the SI-3000 product line had an increase in sales and the upgrade to Compu-Capture was completed. The Company generates its revenues through software licenses, hardware, post customer support arrangements and other services. The increase in the Company's software fees during the period is attributed to the continued increase in the sales of the SI-3000 product. Maintenance revenues increased $44,315 or 8% from the prior period primarily due to an increase in the Company's customers entering into such arrangements. Other revenues consist of sales of supplies that the Company makes available to its customers, such as wristbands, ID cards and print packs. Fewer customers ordered such items in the year ended December 31, 2000 versus 1999, which accounted for the decrease of $97,878 or 61%. The Company's gross profit decreased 24% during the year ending December 31, 2000 versus the year ending December 31, 1999, due to an increase in sales of the SI-3000 product line which has lower margins. Overall the gross profit percentage per sale decreased 19%.

Costs and expenses increased $376,455 or 12% during the year ended December 31, 2000 versus the year ended December 31, 1999. This increase is due to an increase in general and administrative expenses in the amount of $249,490. Additionally, research and development costs increased in the amount of $106,751 due principally to the continued upgrading of the Company's core software packages to 32 bit code. Costs of revenues during this period increased as a result of the corresponding increase in revenues as described above.

The net loss for the Company increased 68% for the year ending December 31, 2000 to $2,030,052 from $1,205,517 for the year ending December 31, 1999. This was principally due to a lower percentage increase of revenues than the percentage increase of costs and expenses during the year.

Net cash used in operating activities for the years ended December 31, 2000 and 1999 was $1,334,167 and $866,542, respectively. The change in cash from operating activities of $467,625 was principally due to the increase in the net loss for 2000.

Net cash provided by (used in) investing activities was $57,348 and ($699,570) for the years ended December 31, 2000 and 1999 respectively, reflecting a change of $756,918. This change was a result of decreased software development costs of $413,604 in 2000, the purchase of furniture and equipment of $30,325 and proceeds from the sale of restricted cash of $99,548.

Net cash provided by financing activities was $1,302,473 and $1,664,716 for the years ended December 31, 2000 and 1999, respectively, reflecting a change of $362,243. This decrease was principally due to less proceeds received from the issuance of the Company's common stock in the 2000 year.

Liquidity and Capital Resources

The Company's revenues have been insufficient to cover the cost of revenues and operating expenses. Therefore, the Company has been dependent on private placements of its common stock and issuance of convertible notes in order to sustain operations. In addition, there can be no assurances that the proceeds from private or other capital will continue to be available, or that revenues will increase to meet the Company's cash needs, or that a sufficient amount of the Company's common stock or other securities can or will be sold or that any common stock purchase options/warrants will be exercised to fund the operating needs of the Company.

December 31, 2001

At December 31, 2001, the Company had assets of $1,691,277 compared to $1,783,044 on December 31, 2000, a decrease of $91,767 and shareholder deficiency of $(750,124) on December 31, 2001 compared to shareholder equity of $22,112 on December 31, 2000, a decrease of $772,236. This decrease in shareholder equity for the year ended December 31, 2001 resulted from the net loss for the year ended December 31, 2001 of $2,982,510, offset by the issuance of common stock and the debt discounts related to the issuance of convertible debentures.

As of December 31, 2001, the Company had a negative working capital of $791,543, a change of $59,652 from a negative working capital of $731,891 at December 31, 2000, which was primarily a result of an increase in cash, prepaid expenses and debt discount as well as a decrease in accounts receivable with an overall increase netting $647,308 and a decrease in accounts payable and accrued expenses with increases in convertible debentures with the net result of $689,134.

The Company expects that its monthly operating expenses should not exceed $80,000 per month which it believes it can maintain until such time as profitability and cash flow are sufficient to cover these monthly expenses. Until the above can be attained the Company will have to seek additional funding.

Other Events

1. During February 2002 through April 2002, $28,000 of the convertible debentures issued in March 2001 were converted into 5,256,140 shares of Common Stock. Additionally, accrued interest relating to these notes was converted into an additional 703,828 shares of common stock.

2. During October 2001 through January 2002, the remaining $165,000 of the convertible debentures issued in December 2000, as well as $160,000 of the convertible debentures issued in March 2001 were converted into 10,551,280 shares of Common Stock. Additionally, accrued interest relating to these notes was converted into an additional 2,512,494 shares of Common Stock.

3. During October 2001 through January 2002, the Company granted 3,070,831 shares of Common Stock to certain parties for consulting services performed and to be performed. Such shares were valued at the fair market value on the date granted.

Name                 Shares         Project
----                 ------         -------
NIR                   150,000       general business consulting
Anthony Hill           50,000       increase presence in commercial markets
Frank Guthart          25,000       increase recognition of DDSI  through Federal Contracts
Stuart Johnson         30,000       installation and travel schedules
Randolph Hall          85,000       stock payment of sales commission
Scott McBride         200,000       increasie sales of CPC Lite to criminal justice and commercial market
Jim Gilligan          200,000       increasie sales of CPC Lite to criminal justice and commercial market
David Millery          25,000       advice regarding Compu-Capture Enterprise System
Ken Blessing           25,000       advice regarding Compu-Capture Enterprise System
Darlene Lazur          41,949       stock payment for company incurred expenses
Ralph Hallenbeck      105,882       SOLVPRO - FMS Contract with Authentic & Government Sales of FMS
George Rabine         100,000       recognition and contacts of DDSI in the Asian market
Don Brown             100,000       advise concerning program development for federal contacts
Steve Randall         400,000       corporate matters
Advocacy Group        300,000       government and political matters
About Face            750,000       public relations and investor relations activities
Owen Nacarrato        123,000       legal services
NIR                   360,000       general business consulting

4. During October through December 2001, DDSI issued common stock via Subscription Agreements to various individuals. The Subscription Agreements provided for the purchase of up to 13,333,333 shares of common stock of DDSI at $0.03 per share, in $10,000.00 (u.s.) blocks, equaling 333,333 shares per block, for an aggregate total of $400,000. Through January 2002, the company has raised $240,000 through these agreements and has issued 7,999,996 shares of common stock.

5. On December 31, 2001, DDSI issued three convertible debentures for an aggregate amount of $500,000, with simple interest accruing at the annual rate of 12%. These debentures are due December 31, 2002. Interest payable on the Debentures shall be paid quarterly commencing March 30, 2002. The holders shall have the right to convert the principal amount and interest due under the debentures into shares of DDSI's common stock. The conversion price in effect on any Conversion Date shall be the lesser of (1) $.043 and (2) 50% of the average of the lowest three inter-day sales prices of the Common Stock during the twenty Trading Days immediately preceding the applicable Conversion Date. The shares that will be issued upon conversion of these debentures are being registered for resale purposes by this registration statement. DDSI also issued common stock purchase warrants for the right to purchase 1,500,000 shares of Common Stock of DDSI at an exercise price per share equal to the lesser of (i) $.02 and (ii) the average of the lowest three inter-day sales prices during the twenty (20) Trading Days immediately prior to exercise.

It is anticipated that the $500,000 of convertible debentures will be converted into shares in accordance with the terms of these debentures.

6. Within five days subsequent to the effectiveness of this registration statement, DDSI will issue three convertible debentures for an aggregate amount of $300,000, with simple interest accruing at the annual rate of 12%. These debentures will be due one year after the date of issuance. The Holder shall have the right to convert the principal amount and interest due under the debentures into shares of DDSI's common stock. The conversion price in effect on any Conversion Date shall be the lesser of (1) $0.043, and (2) 50% of the average of the lowest three inter-day sales prices of the Common Stock during the twenty Trading Days immediately preceding the applicable Conversion Date. DDSI will also issue additional common stock purchase warrants for the right to purchase 900,000 shares of Common Stock of DDSI at an exercise price per share equal to the lesser of (i) $.02 and (ii) the average of the lowest three inter-day sales prices during the twenty (20) Trading Days immediately prior to exercise. The shares that will be issued upon conversion of these debentures are being registered for resale purposes by this registration statement.

Certain terms and conditions must be met at the time of the closing of the $300,000 in convertible debentures that are to be to be issued within five trading days after the effective date of this registration statement. These terms and conditions are summarized as follows:

         o The representations and warranties given by the company are still valid at the time of funding i.e.,
               i) DDSI is in good standing under the laws of the state of Delaware,
               ii) the financing transaction is properly authorized by the DDSI Board of Directors and that the debentures are issued free of encumbrances,
               iii) that there are adequate authorized shares available to convert the debentures as provided by the financing agreement,
               iv) all disclosures provided by DDSI regarding DDSI, its business and the current financing are true and DDSI did not omit any statement that an investor may find significant.
         o DDSI has not broken any laws or incurred any other event which would prevent this registration statement from becoming effective,
         o The trading of DDSI's stock on the OTC Bulletin Board has not been suspended,
         o DDSI has not had in excess of 33% of its voting securities acquired.

It is anticipated that these convertible debentures will be converted into shares in accordance with the terms of these debentures.

                                  Our Business

DDSI, a Delaware corporation incorporated in 1994, is the successor to Compu-Color, Inc., an Iowa corporation. The operations of DDSI were started as a division of ASI Computer Systems, Inc. of Waterloo Iowa in 1986. Compu-Color, Inc. was formed in July 1989 and as of July 1, 1989 purchased the assets of the Compu-Color division of ASI Computer Systems, Inc.

DDSI develops, assembles, markets and installs computer systems which capture video and scanned images, digitize the image, link the digitized images to text and store the image and text on a computer database which allows for transmitting the image and text by computer or over telephone transmission lines to remote locations.

Imaging technology enables computers to record, store and retrieve both textual information and visual images. The common problem in imaging technology is how to record, store, process and retrieve information and images within the same system. DDSI's software programs utilize technology to link the textual information with the images so that customers can record and retrieve related text and images. DDSI originally developed the software to address the information retrieval problems of tax assessors. DDSI subsequently adapted the software for use by law enforcement agencies and management of jail facilities. DDSI's software also addresses different information retrieval needs such as reproducing line ups and producing housing badges (jails), bar coded wristbands for identification which facilitates movement within jails and courts and storing and retrieving hand written and computer generated document images within arrest records.

While the majority of the Company's sales are one time only due to the fact that they are software based, the Company does offer maintenance and support for their products. On a historical basis, the company has generated approximately $550,000 on an annual basis, or $1,650,000 over the past three years from these services. Service revenue account for an average of 23% of total revenue.

Product and Services

Compu-Capture(R)

DDSI's principal product is the Compu-Capture(R) law enforcement program. This program combines digitized image and textual information. The system has been developed primarily for the criminal justice market, including law enforcement, jail and correctional facilities.

Information is entered into the Compu-Capture(R) system at the time a subject is booked or enters the facility, including a video image of the subject, a "mug shot". The Compu-Capture(R) system reduces the time needed to take and process mug shots and improves the quality of the mug shot. The booking officer can preview each mug shot image on the computer screen before processing and storing the image to insure accuracy and clarity. Once an acceptable image is obtained, the booking officer can store the image through the computer application, along with the booking record, physical characteristics and other pertinent text material.

The information entered into the Compu-Capture(R) system can include names, aliases, physical characteristics, such as size, hair color, facial scars or physical deformities, and fingerprint codes.

Once the data is entered into the Compu-Capture(R) system, the visual image and textual material can be utilized in a variety of ways. The officer conducting a search can assign priorities or values to physical characteristics for the computer's search of the database of existing subjects. Features that are difficult to disguise or alter, such as facial scars, can be assigned higher values than other characteristics such as hair color or facial hair. Mug shots can be retrieved on the computer screen or printed individually, with or without text information, or as part of a computer generated line-up. The digitized mug shot and information can be transmitted to remote locations by telephone line or radio frequency or through computer networks and can be retrieved rapidly from central and/or remote locations.

The Compu-Capture(R) system produces images that meet or exceed the suggested requirements of the Department of Justice National Crime Information Commission 2000 ("NCIC" 2000), the standard adopted by Federal Bureau of Investigation for the quality of mug shots and their transmission. The NCIC does not certify or otherwise approve any mug shot systems.

The Compu-Capture(R) system's technology can also be used in commercial applications that are unrelated to law enforcement, such as for security or access control, identification cards with photographs for employee identification, voter registration cards, national welfare identification cards, drivers' licenses, all with or without the use of fingerprints and/or signatures.

The following versions of the Compu-Capture offered are as follows:

Compu-Capture(R) 32

Compu-Capture(R) 32 is DDSI's stand alone application. This version of the Compu-Capture(R) product line contains its own database and can function on its own without integration into law enforcement existing records or a jail management system. The database allows for the capture of basic demographic information such as physical characteristics. This information can then be sorted for quick and easy retrieval of a particular record or various records with similar characteristics. The CPC32 can be used on a Personal Computer or networked together.

Compu-Capture(R) ActiveX32

Compu-Capture(R) ActiveX32 is a fully functioning executable product that image-enables (the process by which a text-based system has images linked to its data records by some unique identifier. This process eliminates the need to re-key data and/or maintain multiple databases) any host based records or jail management system without costly integration. The advantage to this product is it eliminates multiple databases and duplicate data entry from one system to another.

Compu-Sketch

The Compu-Sketch product is a composite sketching program, that allows an individual with little to no artistic ability to draw a sketch of a persons face as described by the witness. The program contains an interactive witness module that asks the witness basic questions which are then used to create the composite face. The application consists of over 40,000 features, that when combined can create millions of different looking suspects. The user simply selects a description of each face part from a menu and the system will then assemble the parts to complete the composite. The user can manipulate each part and/or add accessories, such as hats, jewelry and facial hair.

Compu-Scene

The Compu-Scene program uses a computer aided drafting program to compose drawings with simple drag-n-drop technology, making accident and crime scene drawings easy. The user simply draws a room or intersection to scale with the CAD (Computer Assisted Design) program and then simply drops in the pre-drawn templates to complete the scene.

Maintenance and Support

In addition to the installation of DDSI's systems, DDSI trains the personnel of the system purchaser in the use and operation of the system. DDSI provides maintenance and support for a limited period of time. DDSI also offers its customers ongoing maintenance and support plus updates of the software, for an annual fee.

New Products

Identify On Demand System:

The Identify On Demand System is a secure biometric ID application to be used in buildings, small airports, offices, factories, apartments, etc. in order to identify and verify individuals. The "Identify on Demand" system provides for a PVC (Polyvinylchlorid) card to contain three or four lines of descriptive data, a full color photo, and options for fingerprints, signature, magnetic stripe or barcode applications. "Identify On Demand" is expandable to include fingerprint matching, use as an access control card, and can integrate data and images to other software.

FMS  ("Fingerprint Matching System")

In December of 2001, DDSI secured a royalty license from AuthenTec Inc., located in Melbourne, Florida, for a software suite called PowerMatch(TM) ("FMS") that enables the end user to capture, digitize, store, retrieve and/or match or sort fingerprints, and can be utilized either as a stand alone unit or in conjunction with the Compu-Scan Device. DDSI subsequently renamed the software FMS ("Fingerprint Matching System"). The agreement provides DDSI with a worldwide, non-exclusive license to sell the Power Match Software (FMS). Previously the company utilized a limited license arrangement with Harris Corporation allowing for sales to only the criminal justice market. AuthenTec Inc. owned all the rights to PowerMatch (FMS). The company added all commercial markets to its licensing arrangements by contract with AuthenTec Inc. Subsequently, the Company terminated its limited license with Harris Corporation. DDSI does not have a relationship with AuthenTec Inc.'s Officers or Directors. To date two FMS sales have occurred.

The FMS performs its matching, storage and capturing functions under the FBI approved AINSI-NIST and NCIC 2000 regulations and the Compu-Capture(R) and Compu-Scan 3000 can be integrated with this software. Since it is completely scalable (from 500 to 500,000 files), DDSI can offer it for large national databases such as voter registration, drivers license or national security identification systems or to small jails.

Compu-Scan 3000

The Compu-Scan is a non-contact inkless direct reader fingerprint system. During 1998, The Company entered into in a development contract with ISC/US (Fort Lauderdale, FL and Hamburg, Germany), an engineering firm having a specialized background in fingerprint technology, to develop a computerized inkless, non-contact fingerprint capture device called the Compu-Scan 3000. Under this agreement, the Company granted ISC/US the funds (non reimbursable) to develop the Compu-Scan 3000 based on certain specification requirements provided by DDSI. The development process of the Compu-Scan 3000 will not be deemed complete until FBI certification is achieved. In return, the Company received worldwide rights to sell this product without a royalty fee. There are two parts to the Compu-Scan unit; one is the single finger roll unit, which includes the "rolled" fingerprints of the individual fingers and the other is a slap unit, which captures the four fingers simultaneously from each hand and then the two thumbs.

The Compu-Scan electronically reads and creates a digital image of a fingerprint. Contact inkless fingerprint capture devices typically record fingerprint images by rolling (contacting) the fingers of a subject on the surface of an optical assembly, creating an optical image of the fingerprint, and then converts the optical image into a digital image by a photo-imaging detector. The Compu-Scan operates in a similar manner, but without direct contact by the finger to the device. The Compu-Scan captures the fingerprint by placing the finger over an opening in the Compu-Scan which projects a light onto the suspended finger upon which a camera captures the resulting reflected fingerprint image.

Under federal regulation, law enforcement agencies in the United States may only utilize fingerprint systems that have passed an extensive FBI certification process. As a result any inkless fingerprint system developed by DDSI must pass the FBI certification process before it can be distributed to law enforcement agencies in the United States. DDSI however, can supply an inkless non-contact fingerprint system prior to FBI certification for commercial business use, for example, for ATM machines, biometric identification for universities, libraries, access control and any such commercial application, which does not require a rolled fingerprint match.

On July 25, 2000, DDSI entered into an agreement with DBA Systems, a division of Titan Systems Corp., for technical assistance in achieving compliance with the FBI certification process. DDSI has no other relationship with Titan or its officers and directors. The terms of the agreement are broken down in phases of completion for the Compu-Scan certification project.

After discussions with Titan and other parties, it was recommended that DDSI replace the system lens and possibly recast the structure of the single finger roll unit to fit the new lens in order to meet FBI certification requirements. Upgrading, testing and redesigning the Compu-Scan to meet FBI requirements could take an additional 12 to 18 months, and will require additional funding of at least $400,000. DDSI may not be able to raise sufficient funding to complete the project which will result in either a delay or termination of the project.

The FBI has recently made available an acceptable palm print capture image. With the possibility of enhancing the Compu-Scan slap unit (as discussed above), and with the FBI rejecting DDSI's latest submission, DDSI put a temporary hold on modifying its present Compu-Scan system. Given the ability to secure funding, DDSI will continue its researching of what it would take to enhance its present system to be able to scan both a fingerprint and/or a palm print plus meet FBI Appendix F requirements, but for now this research is on hold.

It is estimated that this additional research will require approximately $200,000 in funding to complete. If the research information results are favorable, DDSI will redesign the unit for FBI certification and commercial production. If the research is unsuccessful, DDSI will revaluate at that time whether to go forward on this project.

During December 2001, DDSI revised its anticipated certification date for its Compu-Scan product indefinitely after its submission was not accepted by the FBI. Additionally, there are no assurances that the FBI will ever certify the technology. As such, and since DDSI is unable to forecast any revenues from the product, DDSI has written off the remaining investment in Software Development of $298,714 in the fourth quarter of 2001.

Marketing

Law Enforcement Applications

DDSI markets and sells its law enforcement product line through an internal sales force, an independent dealer network and vendors of compatible software applications.

DDSI employs three (3) full-time employees in sales, marketing or sales management. Leads are generated by DDSI's marketing department and followed up by the salesmen, who sell directly to the end user. The employees also work with sales employees of other vendors in making sales calls and proposals.

Additionally, DDSI markets its Law Enforcement products through vendors of compatible software application.

Customers

DDSI maintains a continuing relationship with its customers based upon support services and periodic upgrades of the Compu-Capture(R) line and Compu-Sketch software. Although the major revenue-generating event is the initial installation and any significant expansion of that installation, the annual sales of maintenance support services, which DDSI performs subsequent to the installation, generates approximately 17% of the installed software license fee.

The Company does not rely on any particular customers or business partners for the majority of their sales.

Business Alliances

Our business alliance relationships have changed over the years, however we continue to generate the majority (approximately 50%) of our revenue though our relationships with records management and jail management vendors (i.e, HTE and FSG). Since these vendors have written the necessary integration to use DDSI imaging solutions, when a customer is looking to include an imaging system in their program, the vendor will inform DDSI of the customers need. DDSI is responsible for all marketing and sales efforts of our imaging solution. DDSI believes that a substantial part of its growth will continue to come through these business alliance references.

DDSI supplies to its business partners a SDK (software developers kit) which allows them to link our software to their software.

Greater Penetration of Existing Customers

In addition to seeking new customers, DDSI has recently established a marketing program to focus on the existing customer base, which is potentially over 1,000 agencies. DDSI believes with this addition that it can now capitalize and generate increased revenues from its existing customers.

Due to the high market penetration by DDSI's business alliances, DDSI believes that it will be able to eliminate the formal bid process in many jurisdictions where such strategic alliances are located. In these cases, add-on or complimentary products can be purchased directly through the incumbent vendor. This will help to expedite the normally long sales cycle and to eliminate the costly and time-consuming proposal process.

Seek Acquisitions and Alliances

Depending on the availability of funds, DDSI intends to continue developing software interfaces to make its products compatible with new and expanded versions of systems offered by strategic alliances and other vendors of criminal justice software. DDSI believes that expanding the number of law enforcement systems with which the Compu-Capture(R) systems are compatible will assist DDSI in maintaining its competitiveness.

Sales by Geographic Area

During the fiscal years ended December 31, 2001, 2000 and 1999, 89%, 93% and 95%, respectively, of DDSI's revenues have been from domestic customers. Foreign sales for 2001, 2000 and 1999 were $70,856, $205,953 and $150,209, or an aggregate for these years of approximately $362,266.

Competition

DDSI has multiple solutions being sold to the Criminal Justice market with its competitive position varying by product.

DDSI's Compu-Capture(R) system (video imaging mug shot solution), currently has two competitors, Printrak Inc., Anaheim, CA (purchased by Motorola) and ImageWare Systems of San Diego, California.

The Compu-Scan 3000 if certified, will have two main competitors, CrossMatch and Identix Incorporated. All these competitors market inkless computerized fingerprint capture systems on a national basis, and each competitor has received FBI certification. There are no guarantees that the Company will be able to successfully compete against these existing products.

The Compu-Sketch is a computerized, non-artistic, professional composite system. Though there is significant competition in this field, DDSI believes that the Compu-Sketch provides an easier system to use plus offers a larger database than its competitors.

DDSI's Compu-Scene product is packaged with other DDSI systems. DDSI carries it in order to provide to its customers a more complete package of products.

The FMS solution resembles other fingerprint capture, store, retrieval and compare software, but is different in both the size of the database it can store and search, and in the scalability of hardware requirements. DDSI plans to sell the FMS as a stand-alone matching solution as well as to integrators where the FMS would be packaged with its Compu-Scan system. Therefore its competition would again be CrossMatch and Identix Incorporated.

Suppliers

DDSI's hardware is compatible with the IBM AS400 and other mainframe and mini computer manufacturers. The peripheral equipment used in connection with DDSI's system, such as video equipment, can be provided by a wide range of manufacturers. As a result DDSI is not dependent on any particular supplier or raw material.

Government Regulation or Government Approval

Most law enforcement agencies purchasing new or upgraded or expanded systems require that the system meet the requirements of NCIC2000, ANSI-NIST standards and standards issued by the National Crime Information Commission and by the FBI. All DDSI products and solutions were required to meet these requirements.

The FBI has developed an extensive certifying process that an inkless fingerprint system must pass before the FBI will accept cards produced by that system. ISC/US, has agreed to grant DDSI the right to distribute an inkless fingerprint system that has not been certified by the FBI. While there is no assurance that the Compu-Scan inkless fingerprint system will successfully complete the FBI certification process, the system produces fingerprint cards similar in quality and type to other fingerprint systems that have been approved by the FBI. DDSI believes that its Compu-Scan 3000 inkless fingerprint system will meet the requirements of the FBI certification process, assuming it can obtain the necessary funding to eventually complete development of the product.

ISC/US is a Delaware Corporation located in Ft. Lauderdale, Florida, and is not related to any government agency. ISC/US also has development offices in Hamburg, Germany.

Research and Development

As mentioned above (see page 23), DDSI has put a temporary hold on modifying its present Compu-Scan system and started research on what it would take to upgrade the present system to be able to scan both fingerprints and a palm print with the slap unit, plus meeting FBI image requirements. This research should be completed by September/October 2002. Titan Corporation is assisting DDSI in this research.

The Company spent $536,350 in 2000 and $383,217 in 2001 for a total of $919,567 on pure research and development in the last two years. This amount includes $388,591 spent on outside sources for assistance with Research & Development projects. None of these costs have been borne directly by our customers.

The money spent was mainly on the continuing development of the Compu-Scan product and FMS (Fingerprint Matching System) software.

Patents, Trademarks and Licenses

DDSI has one patent application, number 09/08/800, for a "Device and Method for Scanning and Mapping a Surface", which was filed in October 1998. The application is on hold until the product is completed. In addition there is a possibility that this project may not be completed (see Compu-Scan risk factor). The primary use of the device is a contactless fingerprinting system.

DDSI owns the proprietary rights to the software used in the Compu-Capture(R) programs. In addition, DDSI owns the rights to the trademarks
"Compu-Capture(R)", "Compu-Color(R)" and "Compu-Sketch(R)" these trademarks have been registered with the United States Patent and Trademark Office.

The following names are nationally recognized by our marketplace and associated with DDSI: Compu-Capture 2000, Compu-Scan, Compu-Scene, Compu-Color, Compu-Sketch, SI3000, Compu-Capture 2000 FE and Compu-Capture ActiveX32.

Details of DDSI's trademarks are listed below:

Compu-Capture - registered June 1, 1993 as No. 1,774,106 (renewal due 6/1/2003)

Compu-Color - registered August 22, 1989 as No. 1,552,560 (renewed in 1999 with next renewal due on 8/22/2009)

Compu-Sketch - registered April 28, 1998 as No. 2,153,713 (Combined Declaration Under 8 & 15 due 4/28/2004)

Compu-QuickSketch - registered April 28, 1998 as No. 2,153,714 (Combined Declaration Under 8 & 15 due 4/28/2004)

CPC2000 - registered January 14, 1997 as No. 2,029,964 (Combined Declaration under 8 & 15 due 1/14/2003)

DDSI - registered September 9, 1997 as No. 2,094,821 (Combined Declaration under 8 & 15 due 9/9/2003)

Digital Descriptor Systems, Inc. - registered September 16, 1997 as No. 2,098,473 (Declaration Under Section 8 due 9/16/2003)

Important Events

On March 18, 2002 and March 11, 2002, DDSI announced an array of upgrades, additional licenses and the addition of new customers which included the successful installation of a multi-user solution in Illinois, five additional workstations and an ID badging module to a Mississippi agency, and one of New Jersey's largest counties Prosecutor's office.

On March 4, 2002, the Company announced the sale of an ID Badging System to one of its existing customers. The ID Badging System will be used to accurately identify all city employees including, but not limited to, Policeman, Fireman, Security Guards, Crossing Guards, etc.

On February 22, 2002, DDSI announced the sale of a new county wide solution sold in California. This sale will encompass 4 separate processing stations around the county that will be integrated with the countywide CAD (Computer Assisted Design) and RMS (Record Management System) systems.

On January 29, 2002, the Company announced a reorganization of DDSI's management team. Mr. Robert Gowell was appointed as CEO and Co-Chairman of the Board of Directors. Mr. Michael J. Pellegrino will serve as President and Chief Operating Officer of the Company in addition to his current position as CFO. Mr. Randolph Hall was appointed as Vice President of Sales.

On January 23, 2002 DDSI announced the appointment of Anthony Shupin, Vincent Moreno, Michael J. Pellegrino and the reappointment Robert Gowell to the Company's Board of Directors. These appointments were made to fill the vacancies resulting from the resignations of Charles Saphos, John Boyle, Robert Gowell and Robert Martin. The Company also announced the resignation of Ms. Myrna Marks-Cohn, Ph.D, from the Board of Directors for personal reasons.

On January 3, 2002, the Company announced a new and expanded agreement with privately held Authentec, Inc. to sell its Finger Print Matching System (FMS) to commercial markets. DDSI had previously only held the rights to sell FMS to the criminal justice markets.

On December 5, 2001, DDSI announced the formation of a new advisory board. The focus of the new board will be to assist and advise management of the company in all areas of its business.

On November 26, 2001, the Company announced the completion of recently awarded purchase orders to integrate solutions in Haverhill and Stoneham, Massachusetts. The contracts totaled $52,000 and provide over $2,000 annually in maintenance fees.

On November 15, 2001, DDSI announced the first non-criminal justice market sale of its new Fingerprint Matching System (FMS), which was acquired by a county's Department of Health and Human Services (HHS) for the purposes of identifying and tracking its homeless population.

On November 2, 2001, the Company announced the signing of a development contract for the Compu-Capture Enterprise Suite (CCES), with Pennsylvania-based IT developer, ImageVision.Net (IMV). This contract was cancelled on January 14, 2002 due to lack of funding.

On October 29, 2001, DDSI announced the availability of its new "Identify On Demand" secure ID product, an ID System for the commercial market. This product was developed by integrating FMS' core technology with the Compu-Capture(R) core technology.

On October 11, 2001 the Company announced the first FMS sale for Bucks County, PA and the Bucks County Correctional facility in Doylestown, PA. This marks the first installation in the criminal justice market of DDSI's new Fingerprint Matching Solution (FMS) and is scheduled for installation by the end of next quarter.

On September 25, 2001, DDSI announced an agreement with Mr. Rudy Hallenbeck, President of SOLVPRO Inc., a privately held high tech consulting firm, to leverage DDSI products and technology into major contracts. The Company believes SOLVPRO will bring to DDSI essential big project capability and partnering knowledge which will complement DDSI's proprietary products and solutions.

On September 19, 2001, the Company announced the availability of its Fingerprint Matching System, the only fully scalable fingerprint identification system in the world designed to take full advantage of the Windows NT/2000 environment.

On September 18, 2001, DDSI announced that the Company received its first purchase order for its livescan fingerprint capture device. This initial order is scheduled to be delivered in early 2002.

Employees

DDSI employs a total of 8 full time employees and 1 part time employee.

Management

As indicated earlier, the Board of Directors approved a major management restructuring on January 25, 2002. Mr. Robert Gowell was appointed as CEO and Co-Chairman of the Board of Directors. Mr. Michael J. Pellegrino will serve as President and Chief Operating Officer of the Company in addition to his current position as CFO. Mr. Randolph Hall was appointed as Vice President of Sales.

The Company's current officers and directors consist of the following persons:

Name                       Age     Position with Company
----                       ---     ---------------------

Robert Gowell              34      Co-Chairman, Chief Executive Officer and
                                   Director
Michael Pellegrino         51      President, Chief Operating Officer and Chief
                                   Financial Officer
Garrett U. Cohn            63      Co-Chairman and Director
Anthony Shupin             47      Director
Vincent Moreno             59      Director
Randolph W. Hall           43      Vice President

Robert Gowell was appointed Co-Chairman and Chief Executive Officer on January 25, 2002. He is a retired Deputy U.S. Marshal who has worked out of the New York and Pennsylvania offices from 1991-2001 (10 years). He earned his B.S. in Management and Finance from the City University of New York. He is currently working on his MBA at Kutztown University.

Michael Pellegrino joined the Company in 1995. On January 25, 2002 he was appointed President, Chief Operating Officer and Chief Financial Officer, Secretary and a Director of the Company. For eleven years prior (from 1984 to 1995), Mr. Pellegrino was Vice President and CFO of Software Shop Systems, Inc. From 1979 to 1984 (5 years), he was a regional controller for Capital Cities/ABS, and for seven years earlier (1972-1979) as Director of Financial Systems for ADP. Mr. Pellegrino has a Bachelors degree in accounting from MSU and a Masters in Finance from Rutgers University, after which he worked at Touche Ross for 3 years.

Garrett U. Cohn has been a Director of the Company since July, 1994. Prior to the change in management that took place effective January 25, 2002, Mr. Cohn served as President and Chief Executive Officer (for 12 years). Garrett Cohn graduated from the University of Iowa, Iowa City, Iowa in 1961. His degrees were in Philosophy with a minor in Business. He went into in the merchandise promotion business with International Merchandise Company from 1978 - 1984 (6 years) and designed many national programs for Playboy, Shell Oil Company, Standard Oil Company, American Express, Polaroid Corporation, Fingerhut Manufacturing and many other clients. He was awarded national recognition by developing the largest selling single piece of promotional luggage during the years 1983 to 1986 and was featured in Money Magazine. Following his successful direct merchandising activities, he became President of Rockford Tool Company (from 1984-1986), Hillside, Illinois which he rescued from bankruptcy and later sold to an investment group. He then returned to his family's business and developed the computer imaging ability into a national video imaging division of ASI Computers called Compu-Color Inc. In 1995, a public Company named Digital Descriptors Systems Inc. was formed.

Anthony Shupin's experience includes over 20 years of executive management, sales and marketing management and project and program management with technology computing, aerospace and professional services companies. As a Business Development Executive in the Communications and Media practice at Deloitte Consulting from 9/2000 to 9/2001, Mr. Shupin directed activities and resources targeted at strategic global accounts. Prior to Deloitte, he served as Vice President of John Richard Associates, Inc. a management consulting firm specialized in telecommunications from 7/1999 to 9/2000. His background also includes roles as Director of International Business Development at Space Imaging for 10 years (from 1989 to 1999), L.P. where responsibilities included supervising the International Groundstation Network and establishing global strategic relationships concerning the acquisition and distribution of high resolution satellite imagery. Mr. Shupin has also served as Vice President, Sales and Marketing at Remark Industries, Inc. from 1986 to 1989 (3 years), which marketed and manufactured products such as on-line lottery and electronic gaming devices, medical monitoring and analysis devices. Prior to Remark Industries, he held management and account management positions at Wang Laboratories from 1981 to 1986 (5 years) and Xerox Corporation in Princeton, New Jersey from 1978 to 1981 (3 years). A graduate of Colby College, Waterville, Maine, Mr. Shupin has extended his education at Rutgers University, Cook College in Geographic Information Systems and Remote Sensing training. He has been an invited speaker at various international symposiums and has published articles regarding market analysis and access, education and technical assessment.

Vincent Moreno provides DDSI with over 30 years of experience from a technical and business environment, with the past 23 years at the executive management level. He served as Vice President of Technology for ADP for 13 years (1976 through 1989). For six years (from 1989 to 1995), as President and CEO, he ran Mainstem Corporation, a national provider of software services. He was Vice President of Operations at DDSI from 1996 to 1998 (2 years). Most recently (1998 to Present, 4 years), he is President and General Manager of PayPlus Software, Inc., a provider of payroll software to the Professional Employer Organization marketplace. Mr. Moreno is adept in setting strategic direction and is experienced in the reengineering of corporate operating units. As a member of the board, he brings guidance, direction, and vision to the Companies' strategic planning.

Randolph W. Hall joined the Company as the Director of Marketing in 1996 and in 1999 assumed the position of Vice President of Operations for 3 years (until
2002). Mr. Hall was appointed Vice President of Sales on January 25, 2002. Prior to joining the Company (from 1990-1995), Mr. Hall successfully launched and subsequently sold his ownership share of a Company that marketed a records management system for local law enforcement agencies. Before that Mr. Hall served as the Regional Installation and Training Manager from 1981 - 1989 (8 years),for a national solution provider of law enforcement systems. Mr. Hall has a degree in Computer Science and is currently pursuing his Bachelors in Business Administration from Ursinus College.

An overview of changes that occurred with the DDSI Board of Directors is as follows:

Mr. Robert Gowell, Mr. John Boyle and Mr. Charles Saphos were elected as members of DDSI's Board of Directors on July 26, 2001.

Mr. Saphos resigned from the Board on July 26, 2001 for personal reasons.

Both Mr. Gowell and Mr. Boyle resigned as Directors effective December 19, 2001 for personal reasons.

Mr. Martin was appointed as a DDSI Board Member on December 11, 2001 and resigned from the Board effective January 3, 2002 due to disagreements with Company operations, policies and practices.

Dr. Myrna Marks-Cohn resigned from the DDSI Board of Directors effective January 14, 2002 for personal reasons.

Mr. Robert Gowell was reappointed to the Board of Directors on January 15,2002. Mr. Anthony Shupin, Mr. Vincent Moreno and Mr. Michael Pellegrino were appointed to the Board of Directors on January 15, 2002.


                             Executive compensation

The following table summarizes the compensation earned and paid by the Company to each Officer and to all Executive Officers as a group for services rendered in all capacities during the year ended December 31, 2001:

                           Summary Compensation Table

                                                                       Long Term Compensation
                  Annual Compensation                           Awards           Payouts
   (a)            (b)     (c)         (d)     (e)         (f)          (g)         (h)         (I)
Name                                          Other                 Securities                 All
and                                           Annual   Restricted   Underlying                Other
Principal                                    Compen-     Stock       Options/      LTIP       Compen-
Position          Year   Salary       Bonus  sation($)  Award($)     Sar (#)     Payouts($)   sation ($)
--------------------------------------------------------------------------------------------------------
Garrett Cohn*
President/CEO     1999  $160,000        0      0           0           0            0            0
                  2000  $160,000        0      0           0           0            0            0
                  2001  $160,000        0      0           0           0            0            0
Michael J.        1999  $109,000        0      0           0           0            0            0
  Pellegrino      2000  $109,000        0      0           0           0            0            0
President & COO   2001  $110,000        0      0           0           0            0            0
Michael Ott**     1999  $110,000        0      0           0           0            0            0
V.P/ Director     2000  $110,000        0      0           0           0            0            0
                  2001  $110,000        0      0           0           0            0            0
 Randy Hall       1999  $ 70,000        0      0           0           0            0            0
    V/P           2000  $ 70,000        0      0           0           0            0            0
                  2001  $ 73,500        0      0           0           0            0            0

* Mr. Cohn resigned as President and Chief Executive Officer effective January 25, 2002.
**Mr. Ott resigned from the Company effective March 30, 2001

Options/Sar Grants in Last Fiscal Year

                                 Number of              % of Total
                                 Securities             Options/SARS
                                 Underlying             Granted to
                                 Options/SARS           Employees in        Exercise or Base

Name                             Granted                Fiscal Year         Price ($/Sh)            Expiration Date
-------------------------------------------------------------------------------------------------------------------
Garrett U. Cohn, CEO               0                       N/A                  N/A                       N/A
Michael J. Pellegrino, CFO         0                       N/A                  N/A                       N/A
Randy Hall, VP Operations          0                       N/A                  N/A                       N/A

Aggregated Option/Sar Exercises

         None exercised

                              Employment Agreements

Garrett U. Cohn resigned as President and Chief Executive Officer effective January 25, 2002. In July, 1994 the Company entered into a 5 year employment agreement (though past the five-year period, the present employment agreement is to remain in affect until July 18, 2002), with Mr. Cohn which entitled him to a base salary of $150,000 per year which may at the Board of Directors discretion adjust his base salary (but not below $150,000 per year) or grant a bonus. In the interim, Mr. Cohn was granted an increase in his annual base salary of $10,000, making his new base salary $160,000. The Company shall also furnish Mr. Cohn with an automobile and automobile expenses. In addition, Mr. Cohn has received non accountable expense allowances of $11,000, $49,713 and $81,450 in 2000, 1999 and 1998 respectively.

Michael J. Pellegrino, President, Chief Operating Office and Chief Financial Officer. In March, 2002, the Company entered into a two year employment agreement with Mr. Pellegrino (see Exhibit 6.9.3), which entitled him to a base salary of $115,000 per year which may at the Board of Directors discretion adjust his base salary (but not below $115,000 per year). Mr. Pellegrino is also entitled to participate in the Annual Management Bonus Plan. As a participant in the Annual Management Bonus Plan, Mr. Pellegrino will be eligible to receive bonuses, based on performance, in any amount from 0% to 100% of the Base Salary. In addition, Mr. Pellegrino shall participate in the Management Equity Incentive Plan. As a participant in the Management Equity Incentive Plan, Mr. Pellegrino will be eligible to receive options, which vest over a period of time from the date of the option's issue, to purchase common shares of the Company. The Company shall grant to Mr. Pellegrino, within ninety days of the date of the Agreement, options to purchase such number of common shares of the Company equal to 1% of the number of common shares of the Company outstanding on the date of the Agreement (subject to the vesting and the satisfaction of the other terms and conditions of such options). The Company may also grant to the Employee, following the first anniversary of the date of the Agreement and at the sole discretion of the Board of Directors, options to purchase such number of common shares of the Company equal to 0.25% of the number of common shares of the Company outstanding on the date of the Agreement (subject to the vesting and the satisfaction of the other terms and conditions of such options). The Company shall also furnish Mr. Pellegrino with an automobile and automobile expenses. Mr. Pellegrino was appointed as President and Chief Operating Officer effective January 25, 2002.

Michael Ott**, Vice President of Sales and Director. In July, 1998, the Company entered into a two year employment agreement with Mr. Ott, which entitled him to a base salary of $110,000 per year which may at the Board of Directors discretion adjust his base salary (but not below $110,000 per year). Though past the two-year period, this employment agreement is to remain in affect until a new employment agreement is drafted. Mr. Ott is also entitled to participate in the Annual Management Bonus Plan. As a participant in the Annual Management Bonus Plan, Mr. Ott will be eligible to receive bonuses, based on performance, in any amount from 0% to 100% of the Base Salary. In addition, Mr. Ott shall participate in the Management Equity Incentive Plan. As a participant in the Management Equity Incentive Plan, Mr. Ott will be eligible to receive options, which vest over a period of time from the date of the option's issue, to purchase common shares of the Company. The Company shall grant to Mr. Ott, within ninety days of the date of the Agreement, options to purchase such number of common shares of the Company equal to 1% of the number of common shares of the Company outstanding on the date of the Agreement (subject to the vesting and the satisfaction of the other terms and conditions of such options). The Company may also grant to the Employee, following the first anniversary of the date of the Agreement and at the sole discretion of the Board of Directors, options to purchase such number of common shares of the Company equal to 0.25% of the number of common shares of the Company outstanding on the date of the Agreement (subject to the vesting and the satisfaction of the other terms and conditions of such options).
**Mr. Ott resigned from the Company effective March 30, 2001

Randolph Hall, Vice President Sales. In March, 2002, the Company entered into a two year employment agreement with Mr. Hall (see Exhibit 6.9.4), which entitled him to a base salary of $73,500 per year which may at the Board of Directors discretion adjust his base salary (but not below $73,500 per year). Mr. Hall is also entitled to participate in the Annual Management Bonus Plan. As a participant in the Annual Management Bonus Plan, Mr. Hall will be eligible to receive bonuses, based on performance, in any amount from 0% to 100% of the Base Salary. In addition, Mr. Hall shall participate in the Management Equity Incentive Plan. As a participant in the Management Equity Incentive Plan, Mr. Hall will be eligible to receive options, which vest over a period of time from the date of the option's issue, to purchase common shares of the Company. The Company shall grant to Mr. Hall, within ninety days of the date of the Agreement, options to purchase such number of common shares of the Company equal to 1% of the number of common shares of the Company outstanding on the date of the Agreement (subject to the vesting and the satisfaction of the other terms and conditions of such options). The Company may also grant to the Employee, following the first anniversary of the date of the Agreement and at the sole discretion of the Board of Directors, options to purchase such number of common shares of the Company equal to 0.25% of the number of common shares of the Company outstanding on the date of the Agreement (subject to the vesting and the satisfaction of the other terms and conditions of such options). The Company shall also furnish Mr. Hall with an automobile and automobile expenses.
Mr. Hall was appointed as Vice President of Sales effective January 25, 2002.

                    Employee and Director Stock Option Plans

The Company adopted the 1994 Stock Option Plan, (restated in 1997) ( the "Plan") in order to attract and retain qualified personnel. In October 1998, the Board of Directors voted to amend the plan but has not formally established the amended plan to date and will not do so this fiscal year. However, under the proposed 1998 Plan, the Compensation Committee of the Board of Directors in its discretion may grant stock options (either incentive or non-qualified stock options) to officers and employees. The terms and conditions upon which the options may be exercised will be set out in the Plan. The Plan is intended to provide a method whereby employees of the Company and others who are making and are expected to make substantial contributions to the successful management and growth of the Company are offered an opportunity to acquire Common Stock as an incentive to remain with the Company and advance its interests. Therefore, to date, no options have been granted under the 1998 plan and none will be until the plan is formalized some time during the next fiscal year. On August 31, 1999, the Company granted bonuses to various officers and employees in the form of 902,500 options for shares of the Company's Common Stock, fully vested, with an exercise price of $0.37 per share. On December 15, 2000, the Company granted to various officers and employees 843,000 options for shares of the Company's Common Stock, fully vested, with an exercise price of $0.10 per share, the then fair market value of the underlying shares.

                            Compensation of Directors

The Directors who are employees of the Company receive no compensation for their services as Directors, either on an annual basis or for each meeting. Directors are reimbursed for travel expenses they may incur in attending meetings of the Board of Directors. Directors who are not an employee of the Company, receive $1,000 for each Board of Directors meeting attended.

                 Certain Relationships and Related Transactions

During May 196, the Company loaned Mr. Cohn $125,000. Interest is accrued on this amount at one point over prime and was payable together with the principal on August 13, 1999. Accrued interest on this loan was $40,525 at December 31, 2000. Subsequently, the Company's Board of Directors agreed to extend the maturity date of this note indefinitely. On February 22, 2002 Mr. Cohn made a payment of $23,615.39. In 2001, due to uncertainty as to whether the Company will collect the note, a reserve for uncollectable notes was recorded in the amount of $177,400.

The Company's Audit Committee will review any future transactions with affiliates and make its recommendation to the Board of Directors to ensure such transactions are at arms length.

The Company's Board will follow the advice of the Audit Committee on transactions that could have the potential appearance of not being at arms length transaction.

         Security Ownership of Certain Beneficial Owners and Management

The following table sets forth current information relating to the beneficial ownership of the Common Stock of the Company by (i) each person owning beneficially more than 5 percent of the outstanding shares of Common Stock, (ii) each Director of the Company and (iii) all Executive Officers and directors of the Company as a group: Percentage of beneficial ownership is based upon 55,865,578 shares of common stock outstanding at May 1, 2002.

                                              Beneficial Ownership
Name and Address                                of Common Stock
Of Beneficial Owner                 No. of Shares(3)     Prior to This Offering
-------------------                 -----------------    ----------------------

Garrett U. Cohn
249 Willow Parkway
Buffalo Grove, IL 60089               1,695,000(1)                3.0%

Michael Pellegrino
33 Maple Lane
Brielle, NJ 08730                       335,000                   0.6%

Michael Ott
26415 212th Avenue
Delhi, IA 52223                         215,000(2)               0.04%

Randolph Hall
505 Northridge Rd.
Collegeville, PA 19426                  398,000                  0.07%

Robert P. Martin
521-5th Avenue W., #1104
Seattle, WA  98119                    3,099,000(3)                5.5%

Robert Gowell
264 Susquehanna Trail
Allentown, PA  18104                     96,300                  0.02%

Myrna Cohn Ph.D.
249 Willow Parkway
Buffalo Grove, IL  60089                 15,000(4)              0.006%

Norman Cohn
200 Pine Tree Road
Radnor, PA 19087                        840,000                   1.5%

All Officers & Directors
As a Group                            6,693,300(5)               12.0%

--------------
(1) Garrett U. Cohn owns 60,000 shares of stock. In addition, Mr. Cohn has the right to vote 840,000 shares of stock held of record by Norman Cohn pursuant to a Voting Trust Agreement described below, and, as a result of such voting rights, such shares are included in the shares shown as beneficially owned by Garrett U. Cohn.

(2) Michael Ott Resigned as a Director on February 26 2001.

(3) Robert Martin holds 2,399,000 in direct holdings and 700,000 in indirect holdings. Mr. Martin resigned from the Board of Directors on January 3, 2002.

(4) Myrna Cohn resigned as of January 14, 2002.

(5) Of the total Officers and Director's shares, 53,000 shares are options which are 10 year options with a three-year vesting period, vesting 1/3 each year with a strike price of thirty-three cents ($0.33). Also included is a ten-year option for 15,000 shares that vest over four years at a strike price of three dollars and eighty-one cents ($3.81). Additionally, there are 110,000 options which are 10 year options that vest over 4 years a strike price of $3.30. The remaining 1,480,000 options are 10 year options that are fully vested at varying strike prices.

(5) Includes all options which are exercisable within the next sixty (60) days.

Under the terms of the Voting Trust Agreement dated May 1, 1995, between Norman Cohn and Garrett U. Cohn, as Trustee, Norman Cohn has transferred to the trust 940,000 shares of Common Stock of the Company, representing all of the shares of Common Stock owned by him. Under the terms of the Voting Trust Agreement, Garrett U. Cohn, as the Trustee, has the right to vote the stock in the Voting Trust, except as to certain actions, including, but not limited to, any amendment to the certification of incorporation of the Company, merger or sale of substantially all of the assets of the Company or any action which will cause a dilution in the outstanding shares of Common Stock. The term of the Voting Trust is 10 years and shall terminate in April, 2005.

There are no arrangements known to the Company that at a later date may result in a change in control of the Company.

                            Description of Securities
General

As of the date of this registration statement, the Company has authorized 150,000,000 shares of Common Stock at $.001 par value, of which 55,865,578 shares are issued and outstanding at May 1, 2002, plus 1,000,000 authorized shares of $.01 par value per share Preferred Stock and no preferred shares are issued and outstanding at May 1, 2002. The Company has authorized outstanding Class A and Class B Warrants numbering one million four hundred eighty-three thousand and seven hundred fifty (1,483,750) of each class. The Class A Warrants have an exercise price of $1.00 per share and expire on August 15, 2002. The Class B Warrants have an exercise price of $1.50 per share and expire on August 15, 2002. The Company has reserved an equal amount of shares against these warrants.

The following is a description of the securities of DDSI taken from provisions of our Company's Articles of Incorporation and By-laws, each as amended. The following description is a summary and is qualified in its entirety by the above referenced provisions of the Articles of Incorporation and By-laws as currently in effect. The following description includes all material provisions of the applicable sections of the underlying documents in the summary.

Each holder of Common Stock is entitled to receive ratable dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. As of the date of this Offering Circular, the Company has not paid any dividends on its Common Stock, and none are contemplated in the foreseeable future. It is anticipated any earnings that may be generated from operations of the Company will be used to finance the growth of the Company.

Holders of Common Stock are entitled to one vote for each share held of record. There are no cumulative voting rights in the election of directors. Thus the holders of more than 50% of the outstanding shares of Common Stock can elect all of the directors of the Company if they choose to do so. No one shareholder beneficially owns more than 50% of the Company's Common Stock.

The holders of Common Stock will have no preemptive, subscription, conversion or redemption rights. Upon liquidation, dissolution or winding-up of the Company, the holders of the Common Stock are entitled to receive pro rata the assets of the Company.

Redeemable Class A Warrants and Redeemable Class B Warrants

The outstanding shares of 55,865,578 as of May 1, 2002 excludes the authorized and unissued Common Redeemable Class A and Class B Warrants numbering one million four hundred eighty-three thousand and seven hundred fifty (1,483,750) of each class. These warrants are publicly traded with the price generally holding steady at $.02 per warrant.

Redeemable Class A Warrants

Each Class A Warrant entitles the holder to purchase one share of Common Stock for a period of four years commencing August 15, 1996, subject to earlier redemption, and will be exercisable at a price of $1.00 a unit. During July 2000 the Class A Warrants' expiration date was extended to August 15, 2002. The Class A Warrants are subject to redemption by the Company at any time on not less then 30 days written notice, at a price of $0.10 per Warrant, provided that the per share closing bid price of the Common Stock exceeds 175% of the exercise price for at least 20 consecutive trading days. For these purposes, the closing bid price of the Common Stock shall be determined by the closing bid price as reported by NASDAQ so long as the Common Stock is quoted on NASDAQ and if the Common Stock is listed on a national securities exchange, shall be determined by the last reported sale price on the primary exchange on which the Common Stock is traded. Holders of Class A Warrants will automatically forfeit all rights hereunder except the right to receive the $0.10 redemption per Warrant unless the Warrants are exercised before they are redeemed.

Redeemable Class B Warrants

Each Class B Warrant entitles the holder to purchase one share of Common Stock for a period of four years commencing August 15, 1996, subject to earlier redemption, and will be exercisable at a price of $1.50 a unit. During July 2000, the Class B Warrants' expiration date was extended to August 15, 2002. The Class B Warrants are subject to redemption by the Company at any time on not less then 30 days written notice, at a price of $0.10 per Warrant, provided that the per share closing bid price of the Common Stock exceeds 200% of the exercise price for at least 20 consecutive trading days. For these purposes, the closing bid price of the Common Stock shall be determined by the closing bid price as reported by NASDAQ so long as the Common Stock is quoted on NASDAQ and if the Common Stock is listed on a national securities exchange, shall be determined by the last reported sale price on the primary exchange on which the Common Stock is traded. Holders of Class A Warrants will automatically forfeit all rights hereunder except the right to receive the $0.10 redemption per Warrant unless the Warrants are exercised before they are redeemed.

The holders of Warrants ("Warrant holders") are not entitled to vote, receive dividends, or exercise any of the rights of holders of shares of Common Stock for any purpose. In addition, the Company has a right to increase the Warrant Exercise Price upon not less than 20 days' prior notice to the Warrant holders if the Company extends the exercise period of the Warrants beyond the four year period.

Change in Control

There are not provisions in the Articles of Incorporation or Bylaws that would delay, defer or prevent a change in control of Digital Descriptor Systems, Inc.

Penny Stock Disclosure Requirements:

See discussion in risk factor section, page 11, with the heading "Penny Stock issues may be difficult for an investor to dispose of."

Warrants and Options:

In December, 2001, DDSI issued warrants to purchase 1,500,000 common shares at an exercise price the lesser of $.02 per share or the average of the lowest three inter-day sales prices during the twenty (20) Trading Days immediately prior to exercise. The Warrant provides that in no event shall the holder beneficially own more than 4.999% of our outstanding common stock.

Five days after the effectiveness of this registration statement, DDSI will issue additional common stock purchase warrants for the right to purchase 900,000 shares of Common Stock of DDSI at an exercise price per share equal to the lesser of (i) $.02 and (ii) the average of the lowest three inter-day sales prices during the twenty (20) Trading Days immediately prior to exercise. The Warrant provides that in no event shall the holder beneficially own more than 4.999% of our outstanding common stock.

Shares Eligible for Future Sale

On the date of this offering, DDSI has 55,865,578 shares of Common Stock outstanding. Sales of a substantial number of shares of DDSI's Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. DDSI is registering with this document 96,984,841 shares of Common Stock for resale (of which 10,253,207 have been previously issued as restricted stock), all of which will be freely tradable without restriction or further registration under the Securities Act. This includes:

         o 80,000,000 shares representing the conversion of the aggregate of $800,000 of 12% debentures at a price of $.02 per share (includes 40,000,000 reserve shares).
         o 1,820,634 shares representing the conversion of a $25,000 at 10 percent interest debenture and 111,000 at a price of $.015 per share.
         o 4,911,000 shares underlying warrants to be registered in connection with the above convertible debentures.
         o 10,253,207 shares of other selling shareholders

Selling Shareholders

The Shares being offered for resale by our Selling Stockholders are issuable in accordance with ss. 4(2) and Rule 506 under the Securities Act of 1933, as amended (the "Securities Act"),

The offering includes shares required pursuant to a certain convertible debenture date May 7, 2001 and the secured convertible debenture purchase agreement dated December 31, 2001. Additionally, certain shares are being offered for sale by our Selling Stockholders with piggyback registration rights.

Recent Financing

On December 31, 2001, DDSI entered into a Securities Purchase Agreement (the "Agreement") that calls for the issuance of $800,000 of 12% Convertible Debentures that can be converted into shares of common stock. Bridge funding of $500,000 has been issued on December 31, 2001 with a maturity date of December 31, 2002, with the remaining $300,000 in convertible debentures to be issued the fifth trading day after the effectiveness of this registration statement. The debentures are convertible (plus related interest expense) into the Company's common stock at the lesser of (1) $0.043, and (2) 50% of the average of the lowest three inter-day sales prices of the Common Stock during the twenty Trading Days immediately preceding the applicable Conversion Date. In conjunction with the financing 1,500,000 warrants to purchase common stock have been issued and 900,000 warrants to purchase shares of common stock are to be issued the fifth trading day after the effectiveness of this registration statement.

Certain terms and conditions must be met at the time of the closing of the $300,000 convertible debenture that is to be to be issued within five trading days after the effective date of this registration statement. These terms and conditions are summarized as follows:

         o The representations and warranties given by the company are still valid at the time of funding i.e.,
               v) DDSI is in good standing under the laws of the state of Delaware,
               vi) the financing transaction is property authorized by the DDSI Board of Directors and that the debentures are issued free of encumbrances,
               vii) that there are adequate authorized shares available to convert the debentures as provided by the financing agreement,
               viii) all disclosures provided by DDSI regarding DDSI, its business and the current financing are true and DDSI did not omit any statement that an investor may find significant.
         o DDSI has not broken any laws or incurred any other event which would prevent this registration statement from becoming effective,
         o The trading of DDSI's stock on the OTC Bulletin Board has not been suspended,
         o DDSI has not had in excess of 33% of its voting securities acquired .

The warrants to be issued are each exercisable at an exercise price per share of the lesser of (1) $0.02, and (2) 50% of the average of the lowest three trading prices during the twenty trading days immediately preceding the conversion date. Interest on the debentures is payable on a quarterly basis on March 31, June 30, September 30 and December 31 of each year while such debentures are outstanding and on each date of conversion, whichever occurs earlier. Interest may be paid, at our option, in cash or common stock. Any debentures outstanding one year after execution, automatically convert into shares of our common stock at the then applicable conversion price unless, there is not an effective registration statement covering the underlying securities, or there are not enough shares authorized or reserved for issuance of the shares upon conversion. The debentures are redeemable under certain circumstances.

Each holder of the 12% convertible debenture may not convert its securities into shares of the Company's common stock if after the conversion, such holders, together with any of its affiliates, would beneficially own over 4.999% of the outstanding shares of the Company's common stock. This percent ownership restriction may be waived by each holder on not less than 61 days' notice to the Company. Since the number of shares of the Company's common stock issuable upon conversion of the debentures will change based upon fluctuations of the market price of the Company's common stock prior to a conversion, the actual number of shares of the Company's common stock that will be issued under the debentures, and consequently the number of shares of the Company's common stock that will be beneficially owned by AJW Partners, New Millennium Capital Partners II and Bristol Investment Fund, Ltd. cannot be determined at this time. Because of this fluctuating characteristic, we agreed to register a number of shares of the Company's common stock that exceeds the number of the Company's shares of common stock currently beneficially owned by AJW Partners, New Millennium Capital Partners II and Bristol Investment Fund, Ltd. The number of shares of the Company's common stock listed in the table below as being beneficially owned by AJW Partners, New Millennium Capital Partners II and Bristol Investment Fund, Ltd. includes the shares of the Company's common stock that are issuable to AJW Partners, New Millennium Capital Partners and Bristol Investment Fund, Ltd. subject to the 4.999% limitation, upon conversion of their debentures and exercise of their warrants. However, the 4.999% limitation would not prevent AJW Partners, New Millennium Capital Partners and Bristol Investment Fund, Ltd. from acquiring and selling in excess of 4.999% of the Company's common stock through a series of conversions and sales under the debentures and acquisitions and sales under the warrants.

                              SELLING SHAREHOLDERS

The table below sets forth information concerning the resale of shares of Common Stock by the Selling Stockholders. We will not receive any proceeds from the resale of the Common Stock by the Selling Stockholders nor will we receive proceeds from the exercise of the warrants. Furthermore, we are registering more shares of Common Stock than the amount of Common Stock that is currently beneficially owned by AJW Partners, New Millennium Capital Partners II and Bristol Investment Fund, Ltd.

Assuming all the shares registered below are sold by the Selling Stockholders, none of the Selling Stockholders will continue to own any shares of our Common Stock.

The following table also sets forth the name of each person who is offering shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.


                                                  Shares Beneficially                Shares           Shares Beneficially
                                                  Owned                              Offered          Owned After Offering
Selling                                           Prior to the                       For              If All Offered
Stockholder                                       Offering                           Sale             Shares Are Sold
---------------                                   --------------------------         ---------        ----------------------------
                                                  Number of Shares   Percentage (4)                   Number of Shares  Percentage
AJW Partners, LLC (1)(6)                            7,128,435           4.999%       21,200,000(5)           0              0%
New Millennium Capital Partners, LLC (2)(6)         7,128,435           4.999%       21,200,000(5)           0              0%
Bristol Investment Fund, Ltd. (3)(6)                7,128,435           4.999%       42,400,000(5)           0              0%
Robert Martin              (10)                     1,300,000           0.912%        1,300,000              0              0%
Waikiki Beach Activities, Ltd. (10)(7)                700,000           0.490%          700,000              0              0%
Michael Gurin              (10)                       666,666           0.467%          666,666              0              0%
Vann Warren                (10)                       333,333           0.234%          333,333              0              0%
Barry Colman               (10)                       333,333           0.234%          333,333              0              0%
Steve Adams                (10)                       500,000           0.350%          500,000              0              0%
Majel Carroll              (10)                       333,333           0.234%          333,333              0              0%
Al Schibi                  (10)                       333,333           0.234%          333,333              0              0%
Al Schili, Jr.             (10)                       333,333           0.234%          333,333              0              0%
Kenneth Ripley             (10)                       666,666           0.467%          666,666              0              0%
Patrick V. Bonsignore      (10)                       666,666           0.467%          666,666              0              0%
Ed Boot                    (10)                       500,000           0.350%          500,000              0              0%
Anthony Vallaro            (10)                       500,000           0.350%          500,000              0              0%
Stanley Horn               (10)                       333,333           0.234%          333,333              0              0%
Baron Taylor               (10)                       500,000           0.350%          500,000              0              0%
Robert Gowell   (8)                                 1,931,634           1.350%        1,931,634              0              0%
Rudy Hallenbeck (9)                                 1,252,069           0.878%        1,252,069              0              0%
Anthony Vallaro (9)                                   246,471           0.172%          246,471              0              0%
Stuart Beck     (11)                                  394,671           0.276%          394,671              0              0%
The NIR Group   (12)                                  360,000           0.252%          360,000              0              0%


The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the debentures and exercise of the debenture warrants is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

It was represented to DDSI that none of the selling shareholders have existing short positions.

No Selling Stockholder has held any position or office, or has had any material relationship with us or any of our affiliates within the past three years with the exception of Robert Martin and Robert Gowell. Mr. Martin was a Director in 2002 for approximately one month before resigning and Mr. Gowell recently was reappointed on the Board of Directors by the present DDSI Board to fill a vacancy.

         None of the selling shareholders are broker-dealers or affiliates of broker-dealers.

(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Mr. Corey S. Ribotsky may be deemed a control person of the shares owned by such entity. AJW Partners, LLC is a private investment fund that is owned by all its investors and managed by SMS Group, LLC of which Corey S. Ribotsky is the fund manager.

(2) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Mr. Glenn A. Arbeitman and Mr. Corey S. Ribotsky may be deemed control persons of the shares owned by such entity. New Millennium Capital Partners II, LLC is a private investment fund that is owned by all its investors and managed by First Street Manager II, LLC, of which Mr. Glenn A. Arbeitman and Mr. Corey S. Ribotsky are the fund managers.

(3) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Mr. Paul Kessler and Ms. Diana Kessler may be deemed the control person of the shares owned by such entity. Bristol Investment Fund, Ltd is a private investment fund that is owned by all its investors and managed by Bristol DLP. LLC. Bristol DLP. LLC, of which Mr. Paul Kessler and Ms. Diana Kessler are the fund managers, has investment control over the shares listed by Bristol Investment Fund, Ltd.

(4) Percentages are based on 142,597,212 shares of our common stock outstanding (includes the shares in this Offering) as of May 1, 2002.

(5) Pursuant to the Registration Rights Agreement between us and the debenture holders, we are required to register such number of shares of common stock equal to the sum of (i) 200% of the number of shares of common stock issuable upon conversion in full of their debentures, assuming for such purposes that all interest is paid in shares of our common stock, that the Debentures are outstanding for one year and that such conversion occurred at a price as specified in the debentures respective agreements and (ii) the number of shares of Common Stock issuable upon exercise in full of the warrants. As a result of the contractual agreement not to exceed 4.999% beneficial ownership, the selling shareholder does not believe it is a control person as defined in the Securities Exchange Act of 1934 or is required to file a
         Schedule 13D. If 142,597,212 shares are outstanding, these referenced selling shareholders cannot own more than 7,128,435 shares each.

(6) Independent third party who invested in our December 31, 2001 bridge financing. In connection with our bridge financing of $500,000, we issued convertible debentures and warrants to purchase 1,500,000 shares of our common stock. An additional $300,000 of convertible notes and 900,000 warrants will be issued five days after the effective date of the registration statement. The selling shareholders are "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933.

                                       Convertible Notes and Warrants              Convertible Notes and Warrants
                                       Issued on December 31, 2001                 to be issued 5 days after effective date
AJW Partners, LLC                      $125,000          375,000                   $75,000           225,000
NewMillennium                          $125,000          375,000                   $75,000           225,000
Capital Partners, LLC
Bristol Investment Fund, Ltd.          $250,000          750,000                   $150,000          450,000
                                       ---------------------------------------------------------------------
Total                                  $500,000        1,500,000                   $300,000          900,000
                                       =====================================================================

(7)      The principal of this company is Robert P. Martin.

(8) Underlying shares of $25,000 convertible note issued May 7, 2001 to Robert Gowell. Mr. Gowell is a Director of the Company.

(9) Represents an adjustment to the number of shares of common stock required to be held in reserve to provide for the conversion of Mr. Hallenbeck's and Mr. Vollaro's notes registered on August 29, 2001 file number 333-59888.

(10) Represents private placement shares issued pursuant to Regulation D, Sec 506, the Securities Act of 1933 (as "amended").

(11)     Represents restricted shares for services performed.

(12) Represents restricted shares issued for services performed with registration rights. The controlling person is Mr. Corey S. Ribotsky.

The following information provides the dates the shares were acquired and what services or assets were exchanged for the value of each.


                              Plan of Distribution

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling stockholders will sell any or all of the common stock in this offering. The selling stockholders may use any one or more of the following methods when selling shares:

         o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

         o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

         o Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account.

         o An exchange distribution following the rules of the applicable exchange

         o Privately negotiated transactions

         o Short sales or sales of shares not previously owned by the seller

         o Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share

         o A combination of any such methods of sale any other lawful method

The selling stockholders may also engage in:

         o Short selling against the box, which is making a short sale when the seller already owns the shares.

         o Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stockholder.

         o Pledging shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

Because the following selling shareholders are "underwriters" within the meaning of Section 2(11) of the Securities Act, they will be subject to the prospectus delivery requirements:

         o AJW Partners, LLC
         o New Millennium Capital Partners, LLC
         o Bristol Investment Fund, Ltd.

We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling shareholders and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify the Company and its directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

If we are notified by the selling stockholder that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.


                                Legal Proceedings

Robert Martin - Shareholder Threatened Lawsuit

On January 19, 2002, DDSI's Board of Directors received notification of a pending lawsuit from a Mr. Robert P. Martin who purchased shares pursuant to a private placement offering in October 2001. The letter alleged false and misleading representations made to Mr. Robert Martin by Mr. Garrett Cohn and Mr. Scott Gallagher (About Face Communications) involving convertible debenture funding.

The shareholder threatened a direct and derivative action suggesting the convertible debt was not legally authorized. On March 14, 2002, DDSI was notified by the SEC that they were in receipt of this complaint.

DDSI disputes the allegations made in the complaint in that the Company is unaware of any false and misleading misrepresentation made by Mr. Garrett Cohn and the notification received contained insufficient information to make a determination of any wrong doing. Furthermore, the convertible debt was legally authorized by DDSI Board of Directors. At the time of the vote there were three members of the Board of Directors. Two were present and voted on behalf of accepting the convertible debenture. In addition corporate counsel was contacted prior to the vote and after review of the Corporate Bylaws indicated that pursuant to DDSI bylaws there was a quorum present, therefore any business transacted by the Board would be legal and binding. Thus, DDSI intends to vigorously defend itself.

AccuSoft - Action to Terminate Product Licenses

On July 16, 2001, AccuSoft Corporation filed a complaint against DDSI in the United States District Court for the Central District of Massachusetts, Civil Action No. 0140132-NMG. AccuSoft sought the following relief:

         A. The termination of the following license agreements: ImageGear 6.0, 95 and 98.
         B. A preliminary injunction enjoining DDSI from using the above licenses in the sales of their products.


                                     Experts

The financial statements of Digital Descriptor Systems, Inc. at December 31, 2001 and 2000 appear on the prospectus.

The financial statements of Digital Descriptor Systems, Inc. at December 31, 2001, appearing in this Prospectus and Registration Statement have been audited by WithumSmith+Brown, independent auditors, as set forth in their report thereon.

The financial statements of Digital Descriptor Systems, Inc. at December 31, 2000, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise a substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                  Legal Matters

Legal matters concerning the issuance of shares of common stock offered in this registration statement will be passed upon by Owen Naccarato, Attorney at Law. Owen Naccarato owns 123,000 shares of the company's common stock.

                           Other Available Information

We are subject to the reporting requirements of the Securities and Exchange Commission (the "commission"). We file periodic reports, proxy statements and other information with the commission under the Securities Exchange Act of 1934. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Requests should be directed to: Michael Pellegrino.

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 Act with the Commission in connection with the securities offered by this Prospectus. This Prospectus does not contain all of the information that is the registration statement, you may inspect without charge, and copy our filings, at the public reference room maintained by the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of this material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribe rates.

Information about the public reference room is available from the commission by calling 1-800-SEC-0330.

The commission maintains a web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the commission. The address of the site is www.sec.gov. Visitors to the site may access such information by searching the EDGAR archives on this web site.

We have not authorized anyone to provide you with any information that is different.

The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where such offers and sales are permitted.

The information contained in this Prospectus is accurate as of the date of this prospectus. We will keep this prospectus up to date and accurate.

                              Financial Statements

Our Financial Statements begin on page F-1

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

A Form 8-K was filed on February 7, 2002, and subsequently amended on February 19, 2002, respectively, reporting a change in accounting firms.

               o Ernst & Young LLP was previously the independent auditors for Digital Descriptor Systems, Inc. (DDSI). On February 4, 2002, Ernst & Young LLP resigned as independent auditors and Withum, Smith & Brown, PC was engaged as independent auditors. The decision to change was based on financial considerations and was approved by the audit committee and the full Board of Directors of DDSI.

               o The audit reports of Ernst & Young LLP on the financial statements of DDSI as of and for the fiscal years ended December 31, 2000 and 1999 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that such reports were modified with respect to DDSI's ability to continue as a going concern.

               o During DDSI's two most recent fiscal years ended December 31, 2000, and the subsequent interim period ending February 4, 2002, there were no disagreements between DDSI and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedures, which if not resolved to the satisfaction of Ernst & Young would have caused Ernst & Young to make reference to the matter in their report. DDSI has requested Ernst & Young to furnish it a letter addressed to the Commission stating whether it agrees with the above statements. A copy of that letter, dated February 19, 2002, is filed as Exhibit 16 to the Form 8-K, Amendment No. 1, dated February 19, 2002.

               o There were no other "reportable events" as that term is described in Item 304(a)(1)(v) of Regulation S-K occurring within DDSI's two most recent fiscal years and the subsequent interim period ending February 4, 2002.

               o During DDSI's two most recent fiscal years ended December 31, 2001 and the subsequent interim period through February 4, 2002, DDSI did not consult with Withum, Smith & Brown, PC regarding any of the matters or events set forth in Item 304
                  (a)(2)(i) and (ii) of Regulations S-K.

Part II.   Information Not Required In Prpspectus

                    Indemnification of Directors and Officer

The Company's Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Company's Certificate of Incorporation provides that the Company shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative (a "legal action"), whether such legal Action be by or in the right of the corporation or otherwise, by reason of the fact that such person is or was a director or officer of the Company, or serves or served at the request of the Company as a director or officer, of another corporation, partnership, joint venture, trust or any other enterprise. In addition, the Company's Certificate of Incorporation provides for indemnification of any person made or threatened to be made a party to any Legal Action by reason of the fact that such person is or was a director or officer of the Company and is or was serving as a fiduciary of, or otherwise rendering to, any employee benefit plan of or relating to the Company. The indemnification obligation of the Company in the Certificate of Incorporation is permitted under Section 145 of the General Corporation Law of the State of Delaware.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable.

                   Other Expenses of Issuance and Distribution

Related to the securities being registered. The expenses shall be paid by the Registrant.

SEC Registration Fee                        $    490.12
Printing and Engraving Expenses             $  5,000.00
Legal Fees and Expenses                     $ 10,000.00
Accounting Fees and Expenses                $ 15,000.00
Transfer Agent Fees                         $  5,000.00
Blue Sky Fees                               $  1,000.00
Miscellaneous                               $  5,000.00
                                            -----------
Total                                       $ 41,490.12

                     Recent Sales of Unregistered Securities

A total of 10,915,484 shares of common stock, par value $.001 (the "Shares"), were issued by the Company from June 1999 through May 2000, for cash or services rendered to the Company, absent registration under the Securities Act. These shares were offered pursuant to the exemption provided by Regulation A where such offering price was valued at $.30 per share.

From September through December 2000, the Company issued 1,205,000 restricted shares of its common stock for services performed. These shares were valued at market price.

These shares were allocated as follows:

     o 9/29/00: 500,000 shares were issued to AJW Partners LLC,
     o 9/29/00: 500,000 shares were issued to New Millennium Capital Partners II, LLC,
     o 10/27/00: 100,000 shares were issued to About Face Communications, LLC, and
     o 12/28/00: 105,000 shares were issued to NIR Group LLC.

These four investors were sophisticated as defined by Section 4(2) in that they each had sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the proposed investment. Furthermore, all four investors had access to information on the Company necessary to make an informed investment decision. Thus, these shares were issued pursuant to the exemption provided for under Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering."

During December 2000, the Company issued $200,000 of convertible debentures to two investors. A $100,000 note was issued to AJW Partners, LLC and a $100,000 note to New Millennium Capital Partners II, LLC. The debentures mature on December 28, 2001 and accrue interest at 12% per annum. The holder has the right to convert the debentures to common shares at any time through maturity at a conversion price the lessor of: $0.08 per share or 50% of the average of the lowest three trading prices during the 20 days preceding the conversion date. The debenture holders also received warrants to purchase 400,000 common shares at an exercise price of $0.036 per share at any time before December 28, 2003. These debentures were issued under the exemption to registration provided by Regulation D Rule 506.

During March 2001, the Company issued $200,000 of convertible debentures to two investors. A $100,000 note was issued to AJW Partners, LLC and a $100,000 note to New Millennium Capital Partners II, LLC. These debentures mature on March 4, 2002; however, the parties have entered into an agreement to extend the maturity date for another year, and accrue interest at 12% per annum. The holder has the right to convert the debentures to common shares at any time through maturity at the conversion price as described in the agreement. The debenture holders received warrants to purchase 200,000 common shares at an exercise price the lesser of: $0.36 per share or the average of the lowest three trading prices during the 20 days preceding the exercise date. The debentures are collateralized by substantially all of the Company's assets. These debentures were issued under the exemption to registration provided by Regulation D Rule 506.

During January through March 2001, the Company granted 1,100,000 shares of restricted common stock for services performed to three consultants. Such shares were valued at market price. These shares were allocated as follows:

     o 1/23/01: 1,000,000 shares were issued to iCapital Corporation,
     o 2/1/01: 75,000 shares were issued to About Face Communication, and
     o 3/1/01: 25,000 shares were issued to David Likes.

All three investors were sophisticated as defined by Section 4(2) of the Securities Act of 1933, as amended, in that they each had sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the proposed investment. Furthermore, all three investors had access to information on the Company necessary to make an informed investment decision. Thus, these shares were issued pursuant to the exemption provided for under Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering."

During March 29, 2001 through April 10, 2001, the Company granted 93,000 shares and 75,000 shares respectively of restricted common stock for services performed to About Face Communication. These shares were issued at market price. About Face Corporation is sophisticated as defined by Section 4(2) in that it had sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the proposed investment. Furthermore, they had access to information on the Company necessary to make an informed investment decision. Thus, these shares were issued pursuant to the exemption provided for under Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering."

During April 2001, the Company issued two convertible notes for $100,000 and $15,000 respectively. Interest on these Notes shall be payable quarterly commencing June 30, 2001. The holder has the right to convert the debentures and interest accrued into shares of the Company's Common Stock at a conversion price per share that shall be an amount equal to 50% of the mean average price of the Common Stock for the ten (10) trading days prior to notice of conversion per share. The underlying shares were registered on August 29, 2001, file number 33359888.

These shares were allocated as follows:

     o A $100,000 note to Ralph Hallenbeck
     o A $15,000 note to Anthony Vollaro

These investors were sophisticated as defined by Section 4(2) of the Securities Act of 1933, as amended, in that they each had sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the proposed investment. Furthermore, both investors had access to information on the Company necessary to make an informed investment decision. Securities were issued pursuant to the exemption provided for under
Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering."

During May 2001, the Company issued one convertible note for $40,000 to Robert Gowell, with interest at 10% per annum. Interest on these Notes shall be payable quarterly commencing June 30, 2001. The holder has the right to convert the debentures and interest accrued into shares of the Company's Common Stock at a conversion price per share that shall be an amount equal to 50% of the mean average price of the Common Stock for the ten (10) trading days prior to notice of conversion per share. In October 2001, $15,000 of the convertible note was paid. The parties have entered into an agreement to extend the maturity date of the remaining balance of $25,000 for another year. Securities were issued pursuant to the exemption provided for under Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering."

During September 2001, the Company issued $400,000 of convertible debentures to two investors. $200,000 was issued to AJW Partners, LLC and $200,000 to New Millennium Capital Partners II, LLC. These debentures mature on September 30, 2002 and accrue interest at 12% per annum. The holder has the right to convert the debentures to common shares at any time through maturity at the conversion price as described in the note agreement. The debenture holders received warrants to purchase 800,000 common shares at an exercise price the lesser of:
$0.036 per share or the average of the lowest three trading prices during the 20 days preceding the exercise date. Such warrants expire September 30, 2004. The debentures are collateralized by substantially all of the Company's assets. These debentures were issued under the exemption to registration provided by Regulation D Rule 506.

During September 2001, $35,000 of the convertible debentures issued in December 2000 were converted into 1,000,000 shares of Common Stock. The underlying shares were registered August 29, 2001 file number 33359888.

During September 2001, Ralph Hallenbeck the holder of the $100,000 note issued in April 2001 converted his note into 1,428,571 shares of free trading Common Stock and 1,252,069 shares of restricted stock. The conversion price was valued at $.03895 per share in accordance with the agreement terms. See above.

Ralph Hallenbeck is sophisticated as defined by Section 4(2) of the Securities Act of 1933, as amended, in that he had sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the proposed investment. Furthermore, he had access to information on the Company necessary to make an informed investment decision. These securities were issued pursuant to the exemption provided for under Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering."

During September 2001, Anthony Vollaro, the holder of the $15,000 note issued in April 2001 also converted his shares into 214,286 shares of free trading Common Stock and 246,471 shares of restricted stock. The conversion price for this transaction was valued at $.034 per share in accordance with the agreement terms.

Anthony Vollaro is sophisticated as defined by Section 4(2) of the Securities Act of 1933, as amended, in that he had sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the proposed investment. Furthermore, he had access to information on the Company necessary to make an informed investment decision. These securities were issued pursuant to the exemption provided for under Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering."

During the quarter ended September 30, 2001, the Company granted 350,000 shares of restricted Common Stock to certain parties in connection with raising capital and for services performed. Such shares were valued at the fair market value on the date the shares were granted.

During October 2001 through January 2002, the remaining $165,000 of the convertible debentures issued in December 2000, as well as $160,000 of the convertible debentures issued in March 2001 were converted into 10,551,280 shares of common stock. Additionally, accrued interest relating to these notes was converted into an additional 2,512,494 shares of common stock. The underlying shares were registered August 29, 2001 file number 33359888.

During October 2001 through January 2002, the Company granted 3,070,831 shares of Common Stock to certain parties for consulting services performed and to be performed. Such shares were valued at market price.

These shares were allocated as follows:

     o 10/17/01: 150,000 shares were issued to NIR Group
     o 12/10/01: 300,000 shares were issued to Advocacy Group
     o 12/10/01: 85,000 shares were issued to Randy Hall
     o 12/10/01: 105,882 shares were issued to Rudy Hallenbeck
     o 12/10/01: 200,000 shares were issued to Jim Gilligan
     o 12/10/01: 200,000 shares were issued to Scott McBride
     o 12/10/01: 25,000 shares were issued to David Millery
     o 12/10/01: 25,000 shares were issued to Ken Blessing
     o 12/10/01: 25,000 shares were issued to Frank Guthart
     o 12/10/01: 100,000 shares were issued to George Rabine
     o 12/10/01: 50,000 shares were issued to Anthony Hill
     o 12/10/01: 400,000 shares were issued to Steve Randall
     o 12/10/01: 100,000 shares were issued to Don Brown
     o 12/10/01: 750,000 shares were issued to Scott Gallagher
     o 12/10/01: 41,949 shares were issued to Darlene Lazur
     o 12/10/01: 30,000 shares were issued to Stuart Johnson
     o 12/10/01: 123,000 shares were issued to Owen Naccarato
     o 1/02/02 : 360,000 shares were issued to NIR Group

All of the above investors were sophisticated as defined by Section 4(2) in that they each had sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the proposed investment. Furthermore, all investors had access to information on the Company necessary to make an informed investment decision. Thus, these shares were issued pursuant to the exemption provided for under Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering."

During October through December 2001, DDSI issued common stock via Subscription Agreements to various individuals. Through January 2002, the company has raised $240,000 through these agreements and has issued 8,000,000 shares at $0.03 per share of common stock. These shares were issued under the exemption to registration provided by Regulation D Rule 506. (See Selling Shareholders schedule on page 38, footnote 10).

On December 31, 2001, DDSI issued three convertible debentures for an aggregate amount of $500,000, with simple interest accruing at the annual rate of 12%. A $125,000 note was issued to New Millennium Capital Partners II, LLC, a $125,000 note to AJW Partners, LLC and a $250,000 note to Bristol Investment Fund, Ltd. These debentures are due December 31, 2002. Interest payable on the Debentures shall be paid quarterly commencing March 30, 2002. The holders shall have the right to convert the principal amount and interest due under the debentures into shares of DDSI's common stock. The conversion price in effect on any Conversion Date shall be the lesser of (1) $.043 and (2) 50% of the average of the lowest three inter-day sales prices of the Common Stock during the twenty Trading Days immediately preceding the applicable Conversion Date. The shares that will be issued upon conversion of these debentures are being registered for resale purposes by this registration statement. DDSI also issued common stock purchase warrants for the right to purchase 1,500,000 shares of Common Stock of DDSI at an exercise price per share equal to the lesser of (i) $.02 and (ii) the average of the lowest three inter-day sales prices during the twenty (20) Trading Days immediately prior to exercise. These shares were issued under the exemption to registration provided by Regulation D Rule 506.

During February 2002 through April 2002, $28,000 of the convertible debentures issued in March 2001 were converted into 5,256,140 shares of Common Stock. Additionally, accrued interest relating to these notes was converted into an additional 703,828 shares of common stock.

It is anticipated that the $ 500,000 of convertible debentures will be converted into shares in accordance with the terms of these debentures.

         Exhibits

Exhibit
Number            Description
------            -----------

2.1(1)           Certificate of Incorporation of the Company. Incorporated June
                 13, 1994.
2.2(1)           Restated Articles of Incorporation of the Issuer, May 21, 1997.
2.3(1)           Amended Articles of Incorporation.
2.3.1(5)         Amended Articles of Incorporation dated October 9, 2001
2.4(1)           By-Laws of the Company.
4.1.(3)          Form of Warrant Agreement with Form of Warrant Election to
                 Purchase
4.1.1(4)         Executed Warrant Agreement with AJW Partners, LLC
4.1.2(4)         Executed Warrant Agreement with New Millennium Capital Partners
                 II, LLC
4.2.1.1.1(5)     Executed Stock Purchase Warrant Agreement with AJW Partners LLC
4.2.1(5)         Executed Stock Purchase Warrant Agreement with New Millennium
                 Capital Partners II LLC
4.2.2(5)         Executed Stock Purchase Warrant Agreement with Bristol
                 Investment Fund, Ltd.
5.1(1)           Form of Voting Trust Agreement between Norman Cohn and Garrett
                 U. Cohn.
5.1.1            Opinion re: Legality
5.1.3(5)         Legal Opinion to Investors
6.18(1)          Security Agreement and Note dated as of August 14, 1996 in the principal Amount of $125,000 made by Garrett U. Cohn in favor of the Company.
6.2(1)           Resolution to Security Agreement between Norman Cohn and
                 Garrett U. Cohn.
6.3(1)           Employee 1997 Stock Option Plan adopted by the Board of
                 Directors February 24, 1998 and subject to stockholder
                 ratification.
6.5(1)           Warrant Agreement dated May 1, 1995 between the Company and Jay
                 Teitlebaum.
6.6(1)           Warrant Agreement dated June 16, 1995 between the Company and
                 Norman Cohn. Incorporated by reference: Form 10-KSB, period
                 December 31, 1996, File No. 0-26604, Exhibit 4.4.
6.7(1)           Lease for the Premises dated May 16, 2000.
6.8(1)           Cohn Employment and Non-competition Agreement of Garrett U.
                 Cohn dated July 7, 1994. Incorporated by reference: Form
                 10-KSB, period December 31, 1996, File No. 0-26604, Exhibit
                 10.1.
6.9(1)           Employment Agreement for Michael Pellegrino.
6.9.1(1)         Employment Agreement for Michael Ott.
6.9.2(1)         Employment Agreement for Randolph Hall.
6.9.3            Employment Agreement for Michael Pellegrino (2002)
6.9.4            Employment Agreement for Randolph Hall (2002)
10.1(2)          Software License and Royalty Agreement between Company and
                 Harris Corporation
10.2(2)          Agreement for Development of Finger/Slap Scanner Product
                 between the Company and ISC/U.S., Inc.
10.2.1(5)        Software License and Royalty Agreement between Company and
                 AuthenTec
10.3(3)          Form of Secured Convertible Debenture Purchase Agreement
                 (December 28, 2000)
10.3.1(4)        Executed Secured Convertible Debenture Purchase Agreement
10.3.2(5)        Executed Securities Purchase Agreement
10.4(3)          Form of First Amendment to Secured Convertible Debenture
                 Purchase Agreement (March 5, 2001)
10.4.1           Executed Amendment No. 1 to Securities Purchase Agreement dated
                 December 31, 2001
10.5(3)          Form of 12% Convertible Debenture
10.5.1(4)        Executed 12% Convertible Debenture with AJW Partners, LLC
10.5.2(4)        Executed 12% Convertible Debenture with New Millennium Capital
                 Partners II, LLC
10.5.3.1(5)      Executed Secured Convertible Debenture with AJW Partners LLC
10.5.4(5)        Executed Secured Convertible Debenture with New Millennium
                 Capital Partners II LLC
10.5.4.1(5)      Executed Secured Convertible Debenture with Bristol Investment
                 Fund, Ltd.
10.6(3)          Form of Registration Rights Agreement
10.6.1(4)        Executed Registration Rights Agreement
10.6.2(5)        Executed Registration Rights Agreement
10.7(3)          Form of Security Agreement
10.7.1(5)        Executed Security Agreement
10.8(3)          Form of 10% Convertible Debenture
10.8.1(4)        10% Convertible Note to Robert Gowell
10.9(4)          Escrow Agreement

10.9.1(4)        Transfer Agent Instructions
10.9.2.1(5)      Executed Escrow Agreement
10.9.3(5)        Transfer Agent Instructions
10.10(4)         Contract with DBA Systems, a Division of Titan Industries
10.11(4)         Executed Second Amendment to Secured Convertible Debenture
                 Purchase Agreement
10.12(5)         Form of Private Placement Subscription Agreement
16.0(1)          Letter re change in certifying accountant.
23.1             Consent of Counsel, Owen Naccarato (included in Exhibit 5.1.1)
23.2             Consent of independent auditors Ernst & Young LLP
23.3             Consent of independent auditors WithumSmith+Brown

(1)    Previously filed on Form 10-SB September 20, 2000, File No. 0-26604
(2)    Previously filed on Form 10-SB/A November 17, 2000, File No. 0-26604
(3)    Previously filed on Form SB-2 May 1, 2001, File No. 333-59888
(4) Previously filed on Form SB-2, Amendment 2, August 29, 2001, File No. 333-59888
(5)    Previously filed on Form SB-2, February 13, 2002, File No. 333-82662

UNDERTAKINGS

The undersigned registrant hereby undertakes that it will:

Undertaking  (a)

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ('230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement.

     (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Undertaking (e)

                                 Indemnification

 Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Fairless Hills, PA 19030.

Registrant:       Digital Descriptor Systems, Inc.

Signature                                   Title                                       Date
---------                                   -----                                       ----
By:      /s/Michael J. Pellegrino           President, Chief Operating Officer          May 9, 2002
         ------------------------           Director
         Michael J. Pellegrino

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Signature                                   Title                                       Date
---------                                   -----                                       ----
By:      /s/Robert Gowell                   Chief Executive Officer                     May 9, 2002
         ----------------                   Director - Co-chairman
         Robert Gowell


By:      /s/ Garrett U. Cohn                Director - Co-chairman                      May 9, 2002
         -------------------
         Garrett U. Cohn


By:      /s/ Michael J. Pellegrino          President, Chief Operating Officer          May 9, 2002
         -------------------------          Director
         Michael J. Pellegrino


By:      /s/ Anthony Shupin                 Director                                    May 9, 2002
         ------------------
         Anthony Shupin


By:      /s/ Vincent Moreno                 Director                                    May 9, 2002
         ------------------
         Vincent Moreno

                        DIGITAL DESCRIPTOR SYSTEMS, INC.

                              FINANCIAL STATEMENTS

                           DECEMBER 31, 2001 and 2000

                        DIGITAL DESCRIPTOR SYSTEMS, INC.
                        CONTENTS TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 and 2000




                                    Contents


Independent Auditors' Reports:                                        F-1



Audited Financial Statements


Balance Sheets
December 31, 2001 and 2000                                            F-3


Statements of Operations
For the Years Ended December 31, 2001 and 2000                        F-4

Statements of Shareholders' Equity (Deficiency)
For the Years Ended December 31, 2001 and 2000                        F-5


Statements of Cash Flows
For the Years Ended December 31, 2001 and 2000                        F-6


Notes to Financial Statements                                         F-8

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders,
Digital Descriptor Systems, Inc.

We have audited the accompanying balance sheet of Digital Descriptor Systems, Inc., as of December 31, 2001, and the related statements of operations, shareholders' equity (deficiency) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digital Descriptor Systems, Inc. as of December 31, 2001, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the financial statements, the Company has never been profitable and continues to incur losses from operations and anticipates that it will require additional debt and/or equity financing in 2002, which may not be readily available. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.






WithumSmith+Brown
Newtown, Pennsylvania
March 23, 2002

                         Report of Independent Auditors

The Board of Directors and Shareholders
Digital Descriptor Systems, Inc.

We have audited the accompanying balance sheet of Digital Descriptor Systems, Inc. as of December 31, 2000, and the related statements of operations, shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digital Descriptor Systems, Inc. as of December 31, 2000, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Digital Descriptor Systems, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has never been profitable and continues to incur losses from operations and anticipates that it will require additional debt and/or equity financing in 2001, which may not be readily available. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans relating to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 23, 2001

                        DIGITAL DESCRIPTOR SYSTEMS, INC.
                                 BALANCE SHEETS
                               DECEMBER 31, 2001

           ASSETS                                                                                  2001                    2000
                                                                                                   ----                    ----
Current Assets:
      Cash                                                                                      $   435,662             $   202,877
      Restricted cash                                                                                 5,969                  10,452
      Investment                                                                                          -                   1,000
      Accounts receivable, less allowance
         for uncollectible accounts of $87,930 and $114,000
         in 2001 and 2000, respectively                                                             107,948                 526,292
      Inventory                                                                                       5,665                  22,596
      Prepaid expenses                                                                              267,534                   8,698
      Debt discount and deferred financing costs                                                    807,014                 228,500
                                                                                                -----------             -----------
               Total current assets                                                               1,629,792               1,000,415

Note Receivable - Former Officer, Less Allowance
  for Uncollectible Notes of $177,400 and $-0-
  in 2001 and 2000, respectively                                                                          -                 165,525
Software Development Costs                                                                                -                 413,604
Furniture and Equipment, Net                                                                         37,090                 172,046
Deposits and Other Assets                                                                            24,395                  31,454
                                                                                                -----------             -----------

           TOTAL ASSETS                                                                         $ 1,691,277             $ 1,783,044
                                                                                                ===========             ===========

           LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities:
      Accounts payable                                                                          $   418,764             $   481,163
      Accrued expenses                                                                              175,742                 189,209
      Deferred income                                                                               854,618                 854,787
      Current portion of equipment loan                                                               7,211                   7,147
      Convertible debentures                                                                        965,000                 200,000
                                                                                                -----------             -----------
           Total Current Liabilities                                                              2,421,335               1,732,306

Equipment Loan, Net of Current Portion                                                               20,066                  28,626
                                                                                                -----------             -----------
           Total Liabilities                                                                      2,441,401               1,760,932

Shareholders' Equity (Deficiency):
      Preferred stock, $.01 par value: authorized shares - 1,000,000;
           issued and outstanding shares - none                                                           -                       -
      Common stock, $.001 par value: authorized shares - 150,000,000;
           issued and outstanding shares - 48,045,610 at December 31, 2001                           48,045                  20,011
      Additional paid-in capital                                                                 16,726,819              14,544,579
      Accumulated deficit                                                                       (17,524,988)            (14,542,478)
                                                                                                -----------             -----------
           Total Shareholders' Equity (Deficiency)                                                 (750,124)                 22,112
                                                                                                -----------             -----------

           TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)                              $ 1,691,277             $ 1,783,044
                                                                                                ===========             ===========

The Notes to Financial Statements are an integral part of these statements.

                        DIGITAL DESCRIPTOR SYSTEMS, INC.
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                     2001                      2000
                                                                                     ----                      ----
Revenues:
      Software                                                                   $    938,654              $  2,060,499
      Hardware                                                                         94,350                   229,525
      Maintenance                                                                     520,837                   583,349
      Consulting                                                                       68,863                    91,249
      Other                                                                           104,003                    61,836
                                                                                 ------------              ------------
          Total Revenues                                                            1,726,707                 3,026,458

Costs and Expenses:
      Cost of revenues                                                                708,703                 1,615,286
      General and administrative                                                    1,705,242                 1,843,336
      Sales and marketing                                                             454,169                   917,381
      Research and development                                                        383,217                   536,350
      Write-off of software development costs                                         413,604                         -
      Provision for doubtful note receivable - former officer                         177,400                         -
      Depreciation                                                                    138,452                   162,330
      Interest and amortization of deferred debt costs                                753,029                     1,775
      Other (income) expense, net                                                     (24,599)                  (19,948)
                                                                                 ------------              ------------
           Total Costs and Expenses                                                 4,709,217                 5,056,510
                                                                                 ------------              ------------

Net Loss                                                                         $ (2,982,510)             $ (2,030,052)
                                                                                 ============              ============

Net Loss Per Common Share (Basic and Diluted)                                         $ (0.12)                  $ (0.11)
                                                                                 ============              ============

Weighted Average Number of Common Shares Outstanding:
      Basic and Diluted                                                            24,436,773                18,557,547
                                                                                 ============              ============

The Notes to Financial Statements are an integral part of these statements.

                        DIGITAL DESCRIPTOR SYSTEMS, INC.
                 STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                              Common Stock
                                                       -------------------------         Additional            Unearned
                                                         Shares          Amount        Paid-in Capital       Compensation
                                                       ----------       --------       ---------------       ------------
Balance at December 31, 1999                           14,380,127       $ 14,380        $ 12,957,544          $ (14,000)
      Issuance of common shares in connection
          with a Reg. A Offering, net of offering
          costs                                         4,426,485          4,426           1,159,640                  -
      Issuance of common stock for services             1,205,000          1,205             259,895                  -
      Debt discount relating to the beneficial
          conversion feature on convertible
          debentures and issuance of warrants                   -              -             167,500                  -
      Amortization of unearned compensation                     -              -                   -             14,000
      Net loss                                                  -              -                   -                  -
                                                       ----------       --------        ------------          ---------
Balance at December 31, 2000                           20,011,612         20,011          14,544,579                  -
      Issuance of common shares in connection
          with a Reg. A Offering, net of offering
          costs                                         7,999,996          8,000             221,000                  -
      Issuance of common stock for services             4,328,831          4,329             409,993                  -
      Conversions of convertible debentures to
          common stock                                 15,705,171         15,705             494,747                  -
      Debt discount relating to the beneficial
          conversion feature on convertible
          debentures and issuance of warrants                   -              -           1,056,500                  -
      Net loss                                                  -              -                   -                  -
                                                       ----------       --------        ------------          ---------
Balance at December 31, 2001                           48,045,610       $ 48,045        $ 16,726,819          $       -
                                                       ==========       ========        ============          =========


                                                                                      Shareholders'
                                                              Accumulated                Equity
                                                                Deficit               (Deficiency)
                                                             ------------             ------------
Balance at December 31, 1999                                 $(12,512,426)             $  445,498
      Issuance of common shares in connection
          with a Reg. A Offering, net of offering
          costs                                                         -               1,164,066
      Issuance of common stock for services                             -                 261,100
      Debt discount relating to the beneficial
          conversion feature on convertible
          debentures and issuance of warrants                           -                 167,500
      Amortization of unearned compensation                             -                  14,000
      Net loss                                                 (2,030,052)             (2,030,052)
                                                             ------------              ----------
Balance at December 31, 2000                                  (14,542,478)                 22,112
      Issuance of common shares in connection
          with a Reg. A Offering, net of offering
          costs                                                         -                 229,000
      Issuance of common stock for services                             -                 414,322
      Conversions of convertible debentures to
          common stock                                                  -                 510,452
      Debt discount relating to the beneficial
          conversion feature on convertible
          debentures and issuance of warrants                           -               1,056,500
      Net loss                                                 (2,982,510)             (2,982,510)
                                                             ------------              ----------
Balance at December 31, 2001                                 $(17,524,988)             $ (750,124)
                                                             ============              ==========

The Notes to Financial Statements are an integral part of these statements.

                        DIGITAL DESCRIPTOR SYSTEMS, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                                   2001                  2000
                                                                                                   ----                  ----
Cash Flows from Operating Activities:
      Net loss                                                                                 $(2,982,510)          $(2,030,052)
      Adjustments to reconcile net loss to net cash used
        in operating activities:
           Depreciation                                                                            138,452               162,330
           Write-off of software development costs                                                 413,604                     -
           Provision for doubtful note receivable -
             former officer                                                                        177,400                     -
           Common stock issued for services received                                               414,322               261,100
           Amortization of deferred financing costs and debt
               discounts related to the issuance of warrants
               and the beneficial conversion
               feature of convertible debentures                                                   676,486                     -
           Amortization of unearned compensation                                                         -                14,000
           Changes in assets and liabilities:
               Accounts receivable                                                                 418,344               330,303
               Inventory                                                                            16,931                26,097
               Prepaid expenses, deposits and other assets                                        (251,777)              (19,219)
               Accounts payable                                                                    (62,399)              360,026
               Accrued expenses                                                                     21,985                24,395
               Deferred income                                                                        (169)             (463,147)
                                                                                               -----------           -----------
                    Net Cash Used in Operating Activities                                       (1,019,331)           (1,334,167)

Cash Flows from Investing Activities:
      Proceeds from sale of  investment                                                              1,000                     -
      Purchase of furniture and equipment                                                           (3,496)              (30,325)
      Increase in note receivable - former officer                                                 (11,875)              (11,875)
      Decrease in restricted cash                                                                    4,483                99,548
                                                                                               -----------           -----------
                    Net Cash Provided by (Used in) Investing Activities                             (9,888)               57,348

Cash Flows from Financing Activities:
      Net proceeds from issuance of common stock                                                   229,000             1,164,066
      Proceeds from the issuance of convertible debentures, net
           of issuance costs of $198,500 in 2001 and $61,000 in 2000                             1,056,500               139,000
      Payment of convertible debentures                                                            (15,000)                    -
      Repayment of equipment loan                                                                   (8,496)                 (593)
                                                                                               -----------           -----------
                    Net Cash Provided by Financing Activities                                    1,262,004             1,302,473
                                                                                               -----------           -----------
Net Increase in Cash                                                                               232,785                25,654
Cash at Beginning of Year                                                                          202,877               177,223
                                                                                               -----------           -----------
Cash at End of Year                                                                            $   435,662           $   202,877
                                                                                               ===========           ===========

The Notes to Financial Statements are an integral part of these statements.

                        DIGITAL DESCRIPTOR SYSTEMS, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                           2001                   2000
                                                                                           ----                   ----
Supplemental Disclosure of Cash Flow Information:

     Cash paid during the year for:
         Interest                                                                      $     7,263              $   1,775
                                                                                       ===========              =========
         Income taxes                                                                  $         -              $       -
                                                                                       ===========              =========

     Supplemental Disclosure of Non-Cash Investing and Financing Activities:

         Acquisition of equipment with loan                                            $         -              $  36,366
                                                                                       ===========              =========

         Debt discount relating to the issuance of warrants
            and the beneficial conversion features of convertible debt                 $ 1,056,500              $ 167,500
                                                                                       ===========              =========

         Conversion of $475,000 of debentures and $35,452 of accrued
            interest into common stock                                                 $   510,452              $       -
                                                                                       ===========              =========

The Notes to Financial Statements are an integral part of these statements.

                        DIGITAL DESCRIPTOR SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

Note 1 - Description of Business:
           Digital Descriptor Systems, Inc. (the "Company") incorporated in Delaware in 1994, develops, assembles and markets computer installations consisting of hardware and software, which capture video and scanned images, link the digitized images to text and store the images and text on a computer database and transmit this information to remote locations. The principal product of the Company is the Compu-Capture Law Enforcement Program, which is marketed to law enforcement agencies and jail facilities and generated the majority of the Company's revenues during the years ended December 31, 2001 and 2000. Substantially all of the Company's revenues are derived principally from state and local governments.

Note 2 - Summary of Significant Accounting Policies:
           Significant accounting policies followed by the Company in the preparation of the accompanying financial statements are summarized below:

              A. Basis of Financial Statement Presentation
                 The financial statements of the Company have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has never been profitable and has incurred substantial losses from operations of $2,982,510 and $2,030,052 for the years ended December 31, 2001 and 2000, respectively. The Company expects that losses from operations will continue through 2002 and the Company anticipates that it will require additional financing in 2002, which may not be readily available. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company's plans include expanding the sale and acceptance of its core business solutions by hiring additional sales resources and increased marketing activities. The Company is also pursuing FBI Certification and introduction to the marketplace of the Compu-Scan 3000 fingerprint-capturing device. However, there can be no assurances that the Company will be successful in their efforts to generate profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Financial presentation may have been changed due to reclassifications of certain items.

              B. Use of Estimates
                 The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

              C. Inventory
                 Inventory is valued at the lower of cost (determined on a first-in, first-out basis) or market.

              D. Revenue Recognition
                 The Company derives revenue from the sale of hardware, software, post customer support (PCS), and other related services. PCS includes telephone support, bug fixes, and rights to upgrades on a when-and-if-available basis. Other related services include basic consulting and training. Included with the hardware is software that is not considered to be incidental. Revenue from transactions with customers where the software component is not considered to be incidental is allocated between the hardware and software components based on the relative fair value of the respective components.

                 The Company also derives revenue from the sale of software without a related hardware component. Revenue allocable to software components is further allocated to the individual deliverable elements of the software portion of the arrangement such as PCS and other services. In arrangements that include rights to PCS for the software and/or other services, the software component arrangement fee is allocated among each deliverable based on the relative fair value of each of the deliverables determined using vendor-specific objective evidence, which has been established by the separate sales of these deliverables.

                        DIGITAL DESCRIPTOR SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

Note 2 - Summary of Significant Accounting Policies (Cont'd):

              D. Revenue Recognition (Cont'd)
                 The Company recognizes the revenue allocable to hardware and software licenses upon delivery of the product to the end-user, unless the fee is not fixed or determinable or collectibility is not probable. If collectibility is not considered probable, revenue is recognized when the fee is collected. Revenue allocable to PCS is recognized on a straight-line basis over the period the PCS is provided. Revenue allocable to other services is recognized as the services are provided.

              E. Property and Equipment
                 Property and equipment are stated at cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of related assets. Depreciable lives of the Company's property and equipment are presented below:

                                                                Years
                                                                -----
                      Furniture and fixtures                      5
                      Computer equipment                          2
                      Vehicles                                    3
                      Leasehold improvements        Estimated useful life of
                                                    the asset or term of the
                                                    lease whichever is shorter

                 Repair and maintenance costs are expensed when incurred, while additions and improvements are capitalized. The cost and related accumulated depreciation or amortization of assets sold or retired is eliminated from the accounts and any gains or losses are reflected in income.

              F. Long-Lived Assets
                 The Company evaluates impairment of its intangible and other long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." In making such determination, management compares the estimated future cash flows, on an undiscounted basis, of the underlying operations or assets with their carrying value to determine if any impairment exists. If impairment exists, any adjustment is determined by comparing the carrying amount to the fair value of the impaired asset.

              G. Software Development Costs
                 The Company capitalizes software development costs after technological feasibility of the software is established and through the product's availability for general release to the Company's customers. Technological feasibility of the Company's software development costs is determined when the planning, designing, coding, and testing activities are completed, and the Company has established that the product can be produced to meet its design specifications. All costs incurred in the research and development of new software products and costs incurred prior to the establishment of technological feasibility are expensed as incurred. During 1999, $413,604 was capitalized as software development costs in connection with the Company's new product entitled Compu-Scan, a computerized inkless fingerprint device. During 2000, the Company submitted this product for approval to the FBI. In 2001, due to uncertainty as to whether the Company will be able to obtain funding needed to complete development and the FBI approval process, the Company wrote down the asset to a net realizable value of $-0-.

              H. Income Taxes
                 The Company provides for income taxes under the liability method. Deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Such differences result from differences in the timing of recognition by the Company of certain expenses, the periods of depreciation of certain assets and net operating loss carryforwards.

                        DIGITAL DESCRIPTOR SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

Note 2 - Summary of Significant Accounting Policies (Cont'd):

               I. Accounting for Stock Options
                 Financial Accounting Standards Board issued Statement No. 123 (SFAS 123), "Accounting for Stock-Based Compensation." SFAS 123 provides companies with a choice to follow the provisions of SFAS 123 in determination of stock-based compensation expense or to continue with the provisions of Accounting Principles Board Opinion No. 25 (APB 25). The Company has elected to follow the provisions of APB 25. Under APB 25, if the exercise price of the Company stock options equals or exceeds the market price of the underlying Common Stock on the date of grant, no compensation expense is recognized. The effect of applying SFAS 123 to the Company's stock-based awards results in net loss and net loss per common share that are disclosed on a pro forma basis in Note 9.

              J. Net Loss Per Common Share
                 Basic loss per share is calculated by dividing the net loss by the weighted average common shares outstanding for the period. Diluted loss per share is calculated by dividing the net loss by the weighted average common shares outstanding of the period plus the dilutive effect of common stock equivalents. No exercise of common stock equivalents were assumed during any period because the assumed exercise of these securities would be anti-dilutive.

              K. Concentration of Credit Risk
                 Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash and accounts receivable. Concentration of credit risk, with respect to accounts receivable, is limited due to the Company's credit evaluation process. The Company does not require collateral from its customers. The Company sells its principal products to end users and distributors principally in the United States.

              L. Fair Value of Financial Instruments
                 The carrying value of cash and cash equivalents, accounts receivable, note receivable, and accounts payable, accrued expenses and convertible debentures approximates their fair value based on the liquidity of these financial instruments or based on their short-term nature.

              M. Impact of Recent Accounting Pronouncements
                 In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of. Statement 144 is effective for the Company beginning on January 1, 2002. The Company does not expect that the adoption of SFAS No. 144 will have a significant impact on the Company's financial position or results of operations.

                 In June 2001, the FASB issued SFAS No. 141, Business Combinations, and No. 142 Goodwill and Other Intangible Assets, effective for fiscal years' beginning after December 15, 2001. Under the new rules goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives. The adoption of this statement will have not have a significant impact on the Company's financial position or results of operations.

                 In June 1999, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" (SFAS 133), which established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133 is effective for fiscal years beginning after June 15, 2000. Under SFAS 133, accounting for changes in fair value of a derivative depends on its intended use and destination. The Company adopted SFAS 133 during the first quarter of 2001. The adoption did not have a significant impact on the Company's financial position or results of operations.

                        DIGITAL DESCRIPTOR SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

Note 3 - Note Receivable - Former Officer:
           During 1996, the Company loaned the former President (departed January 25, 2002) of the Company $125,000 evidenced by a promissory note. The note bore interest at the prime rate plus 1%, and was payable together with the principal on August 13, 1999. The Company's Board of Directors agreed to extend the maturity date of this note indefinitely. At December 31, 2001 and 2000, accrued interest, included in the note receivable in the accompanying balance sheet was $52,400 and $40,525, respectively. In 2001, due to uncertainty as to whether the Company will collect the note, a reserve for uncollectible notes was recorded in the amount of $177,400.

Note 4 - Furniture and Equipment:
           Furniture and equipment consists of the following at December 31, 2001 and 2000, respectively:

                                                     2001           2000
                                                     ----           ----
              Furniture and fixtures              $ 186,705     $ 186,705
              Computer equipment                    274,945       271,449
              Vehicles                               59,049        59,049
              Leasehold improvements                 34,977        34,977
                                                  ---------     ---------
                                                    555,676       552,180
              Less accumulated depreciation         518,586       380,134
                                                  ---------     ---------
                                                  $  37,090     $ 172,046
                                                  =========     =========

           Depreciation and amortization included as a charge to operations amounted to $138,452 and $162,330 for the years ended December 31, 2001 and 2000, respectively.

Note 5 - Convertible Debentures:
           On December 31, 2001 the Company issued three convertible debentures for an aggregate amount of $500,000. The debentures are due December 31, 2002 and accrue interest at the rate of 12% per annum. Interest on the debentures shall be paid quarterly commencing March 31, 2002. The holders have the right to convert the principal amount plus accrued interest into shares of the Company's common stock at any time through maturity. The conversion price in effect on any Conversion Date shall be the lesser of $.043 per share or 50% of the average of the lowest three inter-day sales prices during the twenty Trading Days immediately preceding the applicable Conversion Date. The Company also issued common stock purchase warrants for the right to purchase 1,500,000 shares of common stock of the Company at an exercise price per share equal to the lesser of $.02 or the average of the lowest three inter-day sales prices during the twenty Trading Days immediately prior to exercise. The estimated fair value of the warrants of $37,500 and the intrinsic value of the beneficial conversion feature of $385,000 have been allocated to paid-in capital. This resulting debt discount plus $77,500 of financing charges is being amortized on a straight-line basis over the term of the debentures. The debentures are collateralized by substantially all of the Company's assets.

           During September 2001, the Company issued two convertible debentures for an aggregate amount of $400,000. These debentures are due on September 30, 2002 and accrue interest at the rate of 12% per annum. Interest on the debentures shall be paid quarterly commencing December 31, 2001. The holders have the right to convert the principal amount plus accrued interest into shares of the Company's common stock at any time through maturity. The conversion price in effect on any Conversion Date shall be the lesser of $.08 per share or 50% of the average of the lowest three inter-day sales prices during the ten Trading Days immediately preceding the applicable Conversion Date. The Company also issued common stock purchase warrants for the right to purchase 800,000 shares of common stock of the Company at an exercise price per share equal to the lesser of $.36 or the average of the lowest three closing sales prices for the common stock during the twenty Trading Days immediately prior to exercise. The estimated fair value of the warrants of $48,000 and the intrinsic value of the beneficial conversion feature of $262,000 have been allocated to paid-in capital. This resulting debt discount plus $90,000 of financing charges is being amortized on a straight-line basis over the term of the debentures. The debentures are collateralized by substantially all of the Company's assets.

                        DIGITAL DESCRIPTOR SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

Note 5 - Convertible Debentures (Cont'd):
           During April 2001 and May 2001, the Company issued three convertible notes for an aggregate amount of $155,000 and accrue interest at the rate of 10% per annum. Interest on the debentures shall be paid quarterly commencing June 30, 2001. The holders have the right to convert the principal amount plus accrued interest into shares of the Company's common stock thirty days prior to the maturity date. The conversion price in effect on any Conversion Date shall be an amount equal to 50% of the mean average price of the common stock for the ten trading days prior to notice of conversion. The intrinsic value of the beneficial conversion feature of $155,000 has been allocated to paid-in capital. This resulting debt discount is being amortized on a straight-line basis over the term of the debentures. The debentures are collateralized by substantially all of the Company's assets. During September 2001, $115,000 of the notes were converted into 1,498,540 shares of free trading common stock and 1,252,069 shares of restricted stock at conversion prices ranging between of $.03895 and $.034 per share. In addition, $5,078 of accrued interest related to the debentures was converted into 132,827 shares of common stock. On the conversion date, the unamortized portion of the debt discount related to the converted debt, in the amount of $11,329, was charged to interest expense. In October 2001, $15,000 of the convertible debentures were paid. The parties have entered into an agreement to extend the maturity date of the remaining balance of $25,000 for another year.

           During March 2001, the Company issued two convertible debentures for an aggregate amount of $200,000 with a maturity date of March 4, 2002. The debentures accrue interest at the rate of 12% per annum. The holders have the right to convert the principal amount plus accrued interest into shares of the Company's common stock at any time through maturity. The conversion price in effect on any Conversion Date shall be the lesser of $.08 per share or 50% of the average of the lowest three inter-day sales prices during the ten Trading Days immediately preceding the applicable Conversion Date. The Company also issued common stock purchase warrants for the right to purchase 200,000 shares of common stock of the Company at an exercise price per share equal to the lesser of $.36 or the average of the lowest three closing sales prices during the twenty Trading Days immediately prior to the date of exercise. The estimated fair value of the warrants of $64,000 and the intrinsic value of the beneficial conversion feature of $105,000 have been allocated to paid-in capital. This resulting debt discount plus $31,000 of financing charges is being amortized on a straight-line basis over the term of the debentures. The debentures are collateralized by substantially all of the Company's assets. During November 2001 through December 2001, $160,000 of the debentures were converted into 6,309,526 shares of common stock. On the conversion date, the unamortized portion of the debt discount and deferred financing costs related to the converted debt, in the amount of $40,479, was charged to interest expense.

           During December 2000, the Company issued $200,000 of convertible debentures to two investors. The debentures accrue interest at 12% per annum. The holder has the right to convert the debentures to common shares at any time through maturity at a conversion price the lessor of: $0.08 per share or 50% of the average of the lowest three trading prices during the 20 days preceding the conversion date. The debenture holders also received warrants to purchase 400,000 common shares at an exercise price of $0.036 per share at any time before December 28, 2003. The estimated fair value of the warrants of $40,000 and the intrinsic value of the beneficial conversion feature of $127,500 have been allocated to paid-in capital. This resulting debt discount plus the $61,000 of financing charges was amortized on a straight-line basis over the term of the debentures. During September 2001 through November 2001 the debentures in the amount of $200,000 were converted into 5,241,754 shares of common stock. In addition, $30,374 of accrued interest related to the debentures was converted into 1,012,494 shares of common stock. On the conversion date, the unamortized portion of the debt discount and deferred financing costs related to the converted debt, in the amount of $41,756, was charged to interest expense.

                        DIGITAL DESCRIPTOR SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

Note 6 - Equipment Loan
           During 2000, the Company entered into a $36,366 automobile loan, maturing in November 2005. The loan requires monthly installments of $620, including interest at .9%. The loan is collateralized by the automobile. Future maturities of the loan are as follows:

               2002                                  $  7,211
               2003                                     7,276
               2004                                     7,342
               2005                                     5,448
               2006 and Thereafter                          -
                                                     --------
                                                     $ 27,277
                                                     ========

Note 7 - Income Taxes:
           At December 31, 2001, the Company had federal net operating loss carryforwards of approximately $11,124,000 to offset future federal taxable income expiring in various years through 2021. The Company also has state net operating loss carryforwards of approximately $621,500 to offset future state taxable income expiring in various years through 2021.

           The timing and extent in which the Company can utilize future tax deductions in any year may be limited by provisions of the Internal Revenue Code regarding changes in ownership of corporations due to certain ownership changes of the Company.

           The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 2001 and 2000 are as follows:

                                                                 2001             2000
                                                                 ----             ----
                  Deferred tax assets:
                      Net operating loss carryforwards        $ 3,838,269      $ 3,453,113
                      Bad debt reserves                            37,810           43,519
                      Inventory reserves                            1,868              200
                      Accrued expenses                                  -            1,755
                      Depreciation                                 67,848                -
                                                              -----------      -----------
                  Total deferred tax assets                     3,945,795        3,498,587

                  Deferred tax liabilities:
                      Software development                              -         (157,441)
                      Depreciation                                      -          (22,914)
                                                              -----------      -----------
                  Total deferred tax asset                      3,945,795        3,318,232
                  Valuation allowance                          (3,945,795)      (3,318,232)
                                                              -----------      -----------
                  Net deferred tax asset                      $         -      $         -
                                                              ===========      ===========

  Note 8 - Commitments and Contingencies:
           The Company leases certain facilities, vehicles and office equipment under non-cancelable operating lease agreements that expire at various dates through 2005. Future minimum lease payments at December 31, 2001 are as follows:

                               2002                      $  118,194
                               2003                         118,194
                               2004                         118,486
                               2005                          56,462
                               2006 and thereafter                -
                                                         ----------
                                                         $  411,336
                                                         ==========

           Rental expense under such operating leases was approximately $104,100 and $126,000 during the years ended December 31, 2001 and 2000, respectively.

                        DIGITAL DESCRIPTOR SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

Note 9 - Stock Option and Other Plans:
           The Company maintains the 1994 Restated Stock Option Plan (the 1994
           Plan) pursuant to which the Company reserved 5,000,000 shares of common stock. The options granted have a term of ten years and are issued at or above the fair market value of the underlying shares on the grant date. The Company also maintains the 1996 Director Option Plan (the Director Plan) pursuant to which the Company reserved 200,000 shares of common stock. Under the Director Plan, each outside director is automatically granted an option to purchase 15,000 shares of common stock (first option) upon adoption of the Director Plan or the date such person becomes a director. Every year thereafter, each outside director is automatically granted an option to purchase 1,000 shares (subsequent option) on each date of the annual meeting if a minimum of six months were served on the Board of Directors. Options granted under the Director Plan are issued at or above the fair market value of the underlying shares on the grant date. A portion of the first option vests at the six-month anniversary of the date of the grant and continues over a four-year period. Subsequent options vest on the first anniversary of the grant date. The options expire ten years from the date of the grant.

           The following is a summary of option activity under all plans:

                                                                                                              Weighted
                                                              1996                             Total          Average
                                                           Director                          Number of        Exercise
                                            1994 Plan         Plan       Nonqualified         Options          Price
                                            --------------------------------------------------------------------------
Outstanding at December 31, 1999              179,000       33,182           896,500        1,109,312       $.33-$3.81
Granted                                       843,000            -                 -          843,000              .10
Expired                                             -            -            (7,500)          (7,500)             .37
                                            --------------------------------------------------------------------------
Outstanding at December 31, 2000            1,022,000       33,812           889,000        1,944,812       $.10-$3.81
Granted                                             -            -                 -                -                -
Expired                                      (103,500)      (7,500)         (208,000)        (319,000)      $.10-$3.81
                                            --------------------------------------------------------------------------
Outstanding at December 31, 2001              918,500       26,312           681,000        1,625,812       $.10-$3.81
                                            ==========================================================================
Exercisable options at
December 31, 2001                             918,500       26,312           681,000        1,625,812
                                            =========================================================

           At December 31, 2001, the remaining contractual life of outstanding options was 8 years.

           Pro forma information regarding net loss and net loss per common share determined as if the Company accounted for stock options granted under the fair value method of SFAS 123 is as follows:

                                                    December 31
                                                    -----------
                                                2001            2000
                                                ----            ----
                  Net loss:
                      As reported           $(2,982,510)    $(2,030,052)
                      Pro forma             $(2,993,559)    $(2,103,563)
                  Net loss per share:
                      As reported                 $(.12)          $(.11)
                      Pro forma                   $(.12)          $(.12)

           The Company estimated the fair value of stock options at the date of grant by using a Black Scholes option pricing model with the following weighted-average assumptions for grants in 2000 as follows: risk-free interest rate of 5.5% for all years; expected life of the option of 5 years; no expected cash dividend payments on common stock, and volatility factors of the expected market price of the Company's common stock of: 1.033. The weighted average estimated fair value of stock options granted during 2000 was $.01. There were no options issued in 2001.

                        DIGITAL DESCRIPTOR SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

Note 9 - Stock Option and Other Plans (Cont'd):
           The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. As noted above, the Company's stock options are vested over an extended period. In addition, option models require the input of highly subjective assumptions including future stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimates, in management's opinion, the Black-Scholes model does not necessarily provide a reliable measure of the fair value of the Company's stock options.

           During 1997, the Company adopted the Consultants and Advisors Compensation Plan (the Plan). Persons eligible under this Plan include any consultant or advisor of the Company who has provided bona fide services to the Company, except for services provided in connection with the offer or sale of securities in an equity transaction. The Company reserved 300,000 shares of common stock for issuance under this Plan of which 211,357 shares have been awarded through December 31, 2000. Awards may be granted in the form of stock options or stock grants. No awards shall be made after December 31, 2001. The Company has not awarded any stock options or stock grants under this Plan since 1998.

Note 10 - Equity Transactions:
           During October 2001 through December 2001, the Company received $229,000 net of $11,000 of issuance costs, from the issuance of 7,999,996 shares of common stock at $.03 per share via subscription agreements to various individuals.

           During 2001 and 2000, the Company issued 4,328,831 and 1,205,000 shares, respectively, of restrictive common stock for services received. The Company recorded a charge for the issuance of such shares during 2001 and 2000 of $414,322 and $261,100, respectively, based on the fair market value of the Company's common stock on the date of the stock grant.

           In connection with the Company's initial public offering in 1995, the Company issued to each unit holder one Redeemable Class A Warrant and one Redeemable Class B Warrant. The Warrants were immediately detachable and separately transferable. Each Class A Warrant entitled the holder to purchase one share of common stock for $6.00 subject to adjustment, during the four-year period commencing one year from the date of the offering. Each Class B Warrant entitled the holder to purchase one share of common stock for $7.25 subject to adjustment, during the four-year period commencing one year from the date of the offering. The Class A and Class B Warrants are subject to redemption by the Company at any time, (within thirty days notice) at $.10 per warrant provided that the per share closing bid price of the common stock exceeds 175% of the exercise price for the Class A Warrant, and 200% of the exercise price for the Class B Warrant, for at least 20 consecutive trading days. During July 2000, the Company's Board of Directors reduced the exercise price of the Class A Warrants from $6.00 to $1.00, and reduced the exercise price of the Class B Warrants from $7.50 to $1.50. The expiration date for the Class A and Class B Warrants was extended from August 15, 2000 to August 15, 2002. At December 31, 2001 and 2000, there were 1,483,750 Redeemable Class A Warrants outstanding and 1,483,750 Redeemable Class B Warrants outstanding.

           During July 1994, the Chairman excercised rights to purchase 119,999 shares of Common Stock at $.001 per share in connection with an employment agreement. The Company recorded $120,000 in unearned compensation, based on the fair value of the restricted stock at the date of issuance. Such unearned compensation has amortized to expense in the statement of operations over the period of the employment agreement. Amortization expense of $-0- and $14,000 was recorded during the years ended December 31, 2001 and 2000, respectively.

                        DIGITAL DESCRIPTOR SYSTEMS, INC.
                          NOTES TO FINANCIAL STATEMENTS

Note 10 - Equity Transactions (Cont'd):
           At December 31, 2001, the Company has the following common shares reserved for issuance:

           Common stock options available to grant                    4,255,188
           Common stock options outstanding                           1,625,812
           Common stock purchase rights                                 119,999
           Class A warrants outstanding                               1,483,750
           Class B warrants outstanding                               1,483,750
           Common stock available for grant:
                  Employee stock purchase plan                          100,000
                  Consultants and advisors compensation plan             88,643
           Convertible debentures                                    12,846,668
                                                                     ----------
                      Total                                          22,003,810
                                                                     ==========

Note 11 - Subsequent Events:
           During January 2002, the Company issued 360,000 shares of restricted common stock for consulting services received. Such shares were valued at the fair market value on the date the shares were granted.

           During January 2002, the Company issued 1,500,000 shares of common stock in payment of $12,600 accrued interest on convertible debentures. During February 2002, the Company issued 703,828 shares of common stock in payment of $5,771 of accrued interest on convertible debentures.

           During February 2002, $14,000 of debentures were converted into 2,456,140 shares of common stock.

           In April 2002, the Company entered into an agreement to extend the maturity date of the convertible debentures issued in March 2001 in the amount of $200,000 with a maturity date of March 4, 2002 for an additional year.